UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Under Rule Pursuant to § 240.14a-12

SURMODICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Surmodics, Inc. (the “Company”) will be held on February 21, 2018, at 4:00 p.m. (Minneapolis time), as a virtual meeting at www.virtualshareholdermeeting.com/SRDX18 where you will be able to listen to the meeting live, submit questions and vote online. We believe that a virtual shareholder meeting provides greater access to those who may want to attend and therefore have chosen this method for our Annual Meeting over an in-person meeting. Shareholders will be asked to:

1.	Elect three (3) Class I directors;

2.	Set the number of directors at seven (7);

3.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2018; and

4.	Approve, in a non-binding advisory vote, the Company’s executive compensation.

Only shareholders of record at the close of business on December 26, 2017, are entitled to receive notice of and to vote at the meeting or any adjournment of the meeting.

To vote your shares, we ask that you follow the instructions in the notice of internet availability of proxy materials or the proxy card that you received in the mail.

Your vote is very important. Whether or not you plan to attend the meeting, please vote at your earliest convenience. Prompt voting will save the Company the expense of further requests.

Very truly yours,

Susan E. Knight

Chair of the Board

Eden Prairie, Minnesota

January 4, 2018

All shareholders are cordially invited to attend the virtual annual meeting of shareholders at www.virtualshareholdermeeting.com/SRDX18. Whether or not you expect to attend, please vote over the Internet at www.proxyvote.com or by telephone at 1-800-690-6903. Alternatively, you may request a paper proxy card, which you may complete, sign and return by mail.

SURMODICS, INC.

Annual Meeting of Shareholders

February 21, 2018

PROXY STATEMENT

INTRODUCTION

This proxy statement is furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the virtual annual meeting of shareholders to be held on February 21, 2018 (the “Annual Meeting”), at 4:00 p.m. Central Standard Time, or any adjournments or postponements thereof. This proxy statement and the form of proxy, along with the annual report on Form 10-K for the fiscal year ended September 30, 2017 (the “Annual Report”), is being first sent or given to shareholders on or about January 4, 2018. The Company also expects that the Notice Regarding Availability of Proxy Materials (the “Notice”) will first be mailed to shareholders on or about January 4, 2018. The mailing address of the Company’s principal executive offices is 9924 West 74th Street, Eden Prairie, Minnesota 55344.

Solicitation of Proxies

The Company will pay all solicitation expenses in connection with this proxy statement and related proxy soliciting material of the Board, including the preparation and assembly of the proxies and soliciting material. In addition to the use of the mails, proxies may be solicited personally or by mail, telephone, fax or by our directors, officers and regular employees who will not be additionally compensated for any such services.

If You Hold Your Shares in “Street Name”

If you hold your shares in “street name”, i.e., through a bank, broker or other holder of record (a “custodian”), your custodian is required to vote your shares on your behalf in accordance with your instructions. If you do not give instructions to your custodian, your custodian will not be permitted to vote your shares with respect to “non-routine” items. Please note that if you intend to vote your street name shares at the Annual Meeting, you must provide a “legal proxy” from your custodian at the Annual Meeting.

Revocation of a Proxy

Any shareholder giving a Proxy may revoke it at any time prior to its use at the meeting by giving written notice of the revocation to the Secretary of the Company, or by submitting a subsequent Proxy by internet or mail. Attendance at the virtual meeting is not, by itself, sufficient to revoke a Proxy unless written notice of the revocation or a subsequent Proxy is delivered to the Secretary of the Company before the revoked or superseded Proxy is used at the virtual meeting. Proxies not revoked will be voted in accordance with the choices specified by shareholders by means of the ballot provided on the Proxy for that purpose.

Requesting Paper Copies and Voting

Pursuant to Securities and Exchange Commission (the “SEC”) rules related to the availability of proxy materials, we have chosen to make our proxy statement and related materials, including our Annual Report, available online to our shareholders and, as permitted by the rules, paper copies of these materials will only be provided upon request. We are providing to our shareholders (other than those who previously requested electronic or paper delivery) the Notice which contains instructions on how to access this proxy statement and related materials online. If your shares are held in “street name”, the Notice will be forwarded to you by your custodian. If you received the Notice by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may vote your shares, including via the internet. If you previously requested electronic delivery, you will still receive an e-mail providing you the Notice, and if you previously requested paper delivery, you will still receive a paper copy of the proxy materials by mail.

OUTSTANDING SHARES AND VOTING RIGHTS

The Board of Directors of the Company has fixed December 26, 2017, as the record date for determining shareholders entitled to vote at the Annual Meeting. Persons who were not shareholders on such date will not be allowed to vote at the Annual Meeting. At the close of business on December 26, 2017, 13,195,958 shares of the Company’s common stock were issued and outstanding. Common stock is the only outstanding class of capital stock of the Company entitled to vote at the meeting. Each share of common stock is entitled to one vote on each matter to be voted upon at the meeting. Holders of common stock are not entitled to cumulative voting rights. If a shareholder votes, the shares will be counted as part of the quorum.

Vote Required

The affirmative vote of a plurality of the shares of common stock present at the Annual Meeting (including by proxy) and entitled to vote is required for the election to the Board of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors. “Plurality” means that the individuals who receive the greatest number of votes cast “For” are elected as directors. Accordingly, the three nominees for director receiving the highest vote totals will be elected as directors of the Company.

The vote to approve our executive compensation is advisory and not binding on our Board of Directors. However, our Board will consider our shareholders to have approved our executive compensation if the number of votes “For” Proposal 4 exceeds the number of votes “Against” Proposal 4.

The affirmative vote of the holders of the greater of (1) a majority of the shares of our common stock present (including by proxy) and entitled to vote on the proposal or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of the other proposals presented in this Proxy Statement, except for Proposal 4. A shareholder who abstains with respect to the election of directors, and the advisory vote on executive compensation will not have any effect on the outcome of these proposals. A shareholder who abstains with respect to any proposal other than the election of directors and the advisory vote on executive compensation will have the effect of casting a negative vote on that proposal. A shareholder who does not vote at the Annual Meeting on a proposal (including by proxy) is not deemed to be present for the purpose of determining whether a proposal has been approved.

Custodians cannot vote on their customers’ behalf on “non-routine” proposals such as Proposal 1, the election of directors, Proposal 2, board size, and Proposal 4 related to executive compensation. Because custodians require their customers’ direction to vote on such non-routine matters, it is critical that shareholders provide their custodians with voting instructions. On the other hand, Proposal 3, ratification of the appointment of our independent registered public accounting firm, is a “routine” matter for which custodians do not need voting instruction in order to vote shares.

For vote requirement purposes for Proposals 1, 2, and 4, broker non-votes are considered to be shares present by proxy at the Annual Meeting but are not considered to be shares “entitled to vote” or “votes cast” on such items at the Annual Meeting.

How You Can Vote

You may vote in one of the following ways:

•	By Internet before the Annual Meeting: You may access the website at www.proxyvote.com to cast your vote 24 hours a day, 7 days a week. You will need your control number found in the Notice or proxy card. Follow the instructions provided to obtain your records and create an electronic ballot.

•	By mail: If you request a paper proxy card, mark, sign and date each proxy card you receive and return it in the postage-paid envelope provided or to the location indicated on the proxy card.

•	At the Annual Meeting: If you are a shareholder of record, you may attend the Annual Meeting and vote your shares at www.virtualshareholdermeeting.com/SRDX18 during the meeting. You will need your control number found in the Notice of Internet Availability or proxy card. Follow the instructions provided to vote.

PRINCIPAL SHAREHOLDERS

The following table provides information concerning persons known to the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock as of December 26, 2017. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.

Name and Address of Beneficial Owner	Amount and Nature of Shares Beneficially Owned	Percent of Class(1)
Blackrock, Inc.	1,589,623 (2)	12.0%
55 East 52nd Street
New York, NY 10055

Wellington Management Group LLP	1,080,451 (3)	8.2%
c/o Wellington Management Company LLP
280 Congress Street
Boston, MA 02210

Renaissance Technologies LLC	964,038 (4)	7.3%
800 Third Avenue
New York, NY 10022

Wellington Trust Company, NA	710,130 (5)	5.4%
c/o Wellington Management Company LLP
280 Congress Street
Boston, MA 02210

Trigran Investments, Inc.	702,287 (6)	5.3%
630 Dundee Rd., Suite 230
Northbrook, IL 60062

The Vanguard Group	663,596 (7)	5.0%
100 Vanguard Blvd.
Malvern, PA 19355

(1)	In accordance with the requirements of the Securities and Exchange Commission, Percent of Class for a person or entity is calculated based on outstanding shares plus shares deemed beneficially owned by that person or entity by virtue of the right to acquire such shares as of December 26, 2017, or within sixty days of such date.

(2)	Based on Schedule 13G filed on January 17, 2017 by BlackRock, Inc., which reported sole voting power, and sole dispositive power as follows: sole voting power—1,562,580 shares; and sole dispositive power—1,589,623 shares.

(3)	Based on a Schedule 13G filed on February 9, 2017, which reported shared voting power, and shared dispositive power, on behalf of itself and its affiliates Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Welling Management Company LLP, as follows: shared voting power—815,944 shares; and shared dispositive power—1,080,451 shares.

(4)	Based on a Schedule 13G filed on February 14, 2017, which reported sole voting power, sole dispositive power, and shared dispositive power as follows: sole voting power—903,216 shares; sole dispositive power—945,727 shares; and shared dispositive power—18,311 shares.

(5)	Based on a Schedule 13G filed on February 9, 2017, which reported shared voting power, and shared dispositive power as follows: shared voting power—710,130 shares; and shared dispositive power—710,130 shares.

(6)	Based on a Schedule 13G filed on February 13, 2017, which reported shared voting power, and shared dispositive power, on behalf of itself and its affiliates Douglas Granat, Lawrence A. Oberman, Steven G. Simon and Bradley F. Simon, as follows: shared voting power—702,287 shares; and shared dispositive power—702,287 shares.

(7)	Based on a Schedule 13G filed on February 10, 2017, which reported sole voting power, sole dispositive power, and shared dispositive power as follows: sole voting power—25,614; sole dispositive power—638,582 shares; and shared dispositive power—25,014 shares.

MANAGEMENT SHAREHOLDINGS

The following table sets forth the number of shares of common stock beneficially owned as of December 26, 2017, by each executive officer of the Company named in the Summary Compensation Table, by each current director of the Company and by all directors and executive officers (including the NEOs) as a group. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.

Name of Beneficial Owner or Identity of Group	Current Holdings (1)	Acquirable within 60 days (2)	Aggregate Number of Common Shares Beneficially Owned	Percent of Class (3)
Gary R. Maharaj	149,142	144,058	293,200	2.2%
Charles W. Olson (4)	39,105	72,297	111,402	*
Bryan K. Phillips	36,669	56,196	92,865	*
Andrew D. C. LaFrence	20,486	61,359	81,845	*
Susan E. Knight	15,584	42,436	58,020	*
José H. Bedoya	17,700	32,436	50,136	*
David R. Dantzker, M.D.	16,800	20,986	37,786	*
Ronald B. Kalich	9,802	16,826	26,628	*
Thomas A. Greaney	7,231	14,243	21,474	*
Shawn T McCormick	4,664	8,298	12,962	*
Lisa W. Heine	1,062	3,420	4,482	*
All executive officers and directors as a group (14 persons)	409,081	610,504	1,019,585	7.7%

*	Less than 1%

(1)	Includes restricted stock units and deferred stock units that are vested on December 26, 2017, or will become vested within 60 days thereafter.

(2)	Includes shares issuable upon the exercise of stock options that are exercisable on December 26, 2017, or within 60 days thereafter.

(3)	See footnote (1) to preceding table.

(4)	Includes 800 shares held in an IRA, over which Mr. Olson has sole voting and investment power.

ELECTION OF DIRECTORS

(Proposals #1 and #2)

General Information

The Bylaws of the Company provide that the number of directors, which shall not be less than three, shall be determined annually by the shareholders. The Company’s Corporate Governance and Nominating Committee and Board of Directors have recommended that the number of directors be set at seven (7) at the Annual Meeting.

The Bylaws also provide for the election of three classes of directors with terms staggered so as to require the election of only one class of directors each year, and further that each class be equal in number, or as nearly as possible. Only directors who are members of Class I will be elected at the Annual Meeting. Each Class I director will be elected to a three-year term and, therefore, will hold office until the Company’s 2021 annual meeting of shareholders and until his or her successor has been duly elected and qualified, or until his or her resignation or removal from office. The terms of Class II and III directors continue until the 2019 and 2020 annual meetings, respectively.

The Corporate Governance and Nominating Committee has recommended, and the Board of Directors selected David R. Dantzker, M.D., Lisa W. Heine, and Gary R. Maharaj as the Board’s nominees for election as Class I directors. Each of these nominees has indicated a willingness to serve as a director if elected and has consented to be named in the proxy statement. Brief biographical profiles of Dr. Dantzker, Ms. Heine, and Mr. Maharaj are provided below. The Proxy will be voted for any of such nominees unless the Proxy withholds a vote for one or more nominees. If, prior to the meeting, it should become known that either of the nominees will be unable to serve as a director after the meeting by reason of death, incapacity or other unexpected occurrence, the Proxies will be voted for such substitute nominee as is recommended or selected by the Corporate Governance and Nominating Committee and the Board of Directors or, alternatively, not voted for any nominee. The Board of Directors has no reason to believe that any nominee will be unable to serve.

Under the Company’s Corporate Governance Guidelines, it is a policy of the Board that each director be required to retire from the Board effective at the conclusion of the annual meeting following his or her seventy-second birthday, unless special circumstances exist as determined by the Board. The Board believes, however, that any such exceptions should be rare. Under this policy, Dr. Dantzker, who attained the age of seventy-two during fiscal 2015, would normally have retired at the conclusion of the Company’s 2016 annual meeting. Given Dr. Dantzker’s substantial experience and familiarity with the Company and the Board, and his experience as a physician and extensive knowledge of the healthcare industry, the Board determined, based upon the recommendation of the Corporate Governance and Nominating Committee, it appropriate for Dr. Dantzker to stand for reelection at the Annual Meeting and if he is reelected, this would allow him to continue his service on the Board as a Class I director whose term will expire at the conclusion of the Company’s 2021 annual meeting.

A plurality of votes cast is required for the election of directors. However, under the Company’s Corporate Governance Guidelines, any nominee for director in an uncontested election (i.e., an election where the only nominees are those recommended by the Board of Directors) who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) will, within five business days of the certification of the shareholder vote by the inspector of elections, tender a written offer to resign from the Board of Directors. The Corporate Governance and Nominating Committee will promptly consider the resignation offer and recommend to the Board of Directors whether to accept it. The Nominating and Corporate Governance Committee will consider all factors its members deem relevant in considering whether to recommend acceptance or rejection of the resignation offer, including, without limitation:

•	the perceived reasons why shareholders withheld votes ‘for’ election from the director;

•	the length of service and qualifications of the director;

•	the director’s contributions to the Company;

•	compliance with listing standards;

•	the purpose and provisions of these principles; and

•	the best interests of the Company and its shareholders.

Any director who tenders his or her offer to resign from the Board pursuant to this provision shall not participate in the Corporate Governance and Nominating or Board deliberations regarding whether to accept the offer of resignation. The Board will act on the Corporate Governance and Nominating Committee’s recommendation within 90 days following the certification of the shareholder vote by the inspector of elections, which action may include, without limitation:

•	acceptance of the offer of resignation;

•	adoption of measures intended to address the perceived issues underlying the Majority Withheld Vote; or

•	rejection of the resignation offer.

Thereafter, the Board will disclose its decision whether to accept the director’s resignation offer and the reasons for rejecting the offer, if applicable, in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission within four business days of the Board’s determination.

The following information is provided with respect to each director whose term will continue after the Annual Meeting and each director nominee:

Name	Age	Position with Company
José H. Bedoya (1)(3)	61	Director
David R. Dantzker, M.D. (1)(3)	74	Director
Lisa W. Heine (1)(3)	54	Director
Ronald B. Kalich (1)(2)	70	Director
Susan E. Knight (2)	63	Chair of the Board
Gary R. Maharaj	54	Director, President and Chief Executive Officer
Shawn T McCormick (2)(3)	53	Director

(1)	Member of the Organization and Compensation Committee, of which Dr. Dantzker is the Chair.

(2)	Member of the Audit Committee, of which Mr. Kalich is the Chair.

(3)	Member of the Corporate Governance and Nominating Committee, of which Mr. Bedoya is the Chair.

José H. Bedoya (Class III) has been a director of the Company since 2002. Mr. Bedoya served as President and Chief Executive Officer of Otologics, LLC, a Colorado-based technology company he founded in 1996, until 2015. Otologics filed for Chapter 11 bankruptcy protection in July 2012. From 1986 to 1996, Mr. Bedoya held a number of positions at Storz Instrument Company, then a division of American Cyanamid and later a division of American Home Products, including Director of Operations, Director of Research and Director of Commercial Development. Prior to that, he served as Vice President of Research and Development for Bausch & Lomb’s surgical division.

Mr. Bedoya brings to the board significant business, operational and management experience in the medical device, medical instruments and related industries. Additionally, his experience brings executive decision making, analytical and strategic planning skills gained as a chief executive. Mr. Bedoya serves as the Chair of our Corporate Governance and Nominating Committee.

David Dantzker, M.D. (Class I) has been a director of the Company since January 2011. Dr. Dantzker has been a Partner at Wheatley MedTech Partners L.P., a venture capital fund, since 2001. He manages Wheatley’s Life Science and Healthcare investments. From 1997 to 2000, Dr. Dantzker was President of North Shore-LIJ Health System, a large academic health care system. He also co-founded the North Shore-LIJ Research Institute to direct and coordinate basic science research for the North Shore-LIJ Health System. He is a former Chair of the American Board of Internal Medicine, the largest physician-certifying board in the United States. Dr. Dantzker served on the board of directors of Datascope Corp. from January 2008 until its sale in January 2009. Dr. Dantzker holds a B.A. in Biology from New York University, and received his M.D. from the State University of New York at Buffalo School of Medicine. He sits on the board of directors of Oligomerix, Inc., a Wheatley MedTech portfolio company. Dr. Dantzker is Vice Chair and Chief Medical Officer of Origin, Inc., and a senior advisor to Valience Health in Mumbai, India. He served on the board of Comprehensive Clinical Development, an entity that filed for Chapter 11 bankruptcy protection in March 2013. Dr. Dantzker has also served on the faculty and in leadership positions of four major research-oriented medical schools, has authored or co-authored 130 research papers and five textbooks and is an internationally recognized expert in the area of pulmonary medicine and critical care.

His extensive management experience in a variety of roles, and board leadership experience, as well as his extensive knowledge of the medical industry, enable Dr. Dantzker to provide the Company with valuable general management and executive insights.

Lisa Wipperman Heine (Class I) has been a director of the Company since April 2017. Since 2015, Ms. Heine has been Chief Operating Officer at Mitralign, Inc., a venture backed medtech company focused on transcatheter heart valve annuloplasty where she is responsible for providing operational business leadership as well as driving strategy execution. From 2014 to 2015, Ms. Heine was Founder and Principal at deArca Strategic Solutions, LLC, a consulting firm focused on helping medtech companies assess, develop and execute strategies related to market opportunities and technology adoption. From 2007 to 2014, Ms. Heine served in various executive and management positions with Covidien plc, which was a global health care products company and manufactuere of medical devices and supplies, last serving as Global Vice President of Medical Affairs, Vascular Therapies from 2013 to 2014, and Global Vice President of Clinical Affairs, Vascular Therapies from 2011 to 2012.

We believe that Ms. Heine is qualified to serve on our Board due to her extensive management experience in a variety of roles at medical device companies, and her expertise relating to clinical affairs strategy and operations, healthcare economics, policy and reimbursement.

Ronald B. Kalich (Class II) has been a director of the Company since February 2014. He has been a private investor since 2007. Mr. Kalich served as a Director and as President and Chief Executive Officer of FastenTech, Inc. from 2000 to 2007. He was President and Chief Executive Officer of National-Standard Company from 1999 to 2000 and President and Chief Executive Officer of Getz Bros. & Co., Inc. from 1994 to 1999. He is also a past Chairman and Director of Arizant, Inc.

His qualifications to serve on our Board include more than 40 years of business, operational and management experience. Mr. Kalich’s extensive experience in multiple industries together with his management experience in a variety of roles enables him to provide the Board with valuable general management and executive insights.

Susan E. Knight (Class III) has been a director of the Company since 2008. From 2001 until 2014, she served in a variety of senior leadership positions at MTS Systems Corporation (“MTS”), a leading global supplier of test systems and industrial position sensors. From 2011 to 2014, she served as Senior Vice President and Chief Financial Officer of MTS. From 2001 to 2011, she served as Vice President and Chief Financial Officer of MTS. Prior to her positions with MTS, from 1977 to 2001, Ms. Knight served in various executive and management positions with Honeywell Inc., last serving as the Chief Financial Officer of the global Home and Building Controls division. Since December 2017, she has served on the Children’s Minnesota Hospital Board Finance Committee, and Ms. Knight has been appointed to the Mairs & Power Funds Trust Board of Trustees, effective January 2018. Ms. Knight served on the board of the Greater Metropolitan Housing Corporation from 2000 to 2016, where she was the Chair of the Board from 2012 to 2015, and Chair of the Audit Committee from 2003 to 2012. Ms. Knight also served on the board of Plato Learning, Inc., from 2006 to 2010, where she served on the Audit Committee, including as Chair from 2009 to 2010, and on the Governance and Nominating and a Special Committee from 2009 to 2010.

As a former Chief Financial Officer of a publicly traded company, Ms. Knight brings significant audit, financial reporting, corporate finance and risk management experience to the board. She has extensive understanding of the board’s role and responsibilities based on her prior service on the board of another public company. Ms. Knight qualifies as an “audit committee financial expert” as defined by SEC rules.

Gary R. Maharaj (Class I) has served as a director and our President and Chief Executive Officer since December 2010. Prior to joining the Company, Mr. Maharaj served as President and Chief Executive Officer of Arizant Inc., a provider of patient temperature management systems in hospital operating rooms, from 2006 to 2010. Previously, Mr. Maharaj served in several senior level management positions for Augustine Medical, Inc. (predecessor to Arizant Inc.) from 1996 to 2006, including Vice President of Marketing, and Vice President of Research and Development. During his 29 years in the medical device industry, Mr. Maharaj has also served in various management and research positions for the orthopedic implant and rehabilitation divisions of Smith & Nephew, PLC. He has been a director of NVE Corporation, a public technology company since 2014, and serves as a member of the audit committee and as a member of the nominating and corporate governance committee. Mr. Maharaj holds an M.B.A. from the University of Minnesota’s Carlson School of Management, an M.S. in biomedical engineering from the University of Texas at Arlington and the University of Texas Southwestern Medical Center at Dallas, and a B.Sc. in Physics from the University of the West Indies.

Mr. Maharaj brings to the board strong experience in the medical technology industry, as well as leadership, strategic planning, and operating experience gained as a chief executive officer of a medical technology company.

Shawn T McCormick (Class II) has been a director of the Company since December 2015. From 2012 to 2015, Mr. McCormick served as Chief Financial Officer of Tornier N.V., a public medical device company acquired by Wright Medical Group, Inc. From 2011 to 2012, Mr. McCormick was Chief Operating Officer of Lutonix, Inc., a medical device company acquired by C. R. Bard, Inc. From 2009 to 2010, Mr. McCormick served as Senior Vice President and Chief Financial Officer of ev3 Inc., a public endovascular device company acquired by Covidien plc in 2010. From 2008 to 2009, Mr. McCormick served as Vice President, Corporate Development at

Medtronic, Inc., a public medical device company, where he was responsible for leading Medtronic’s worldwide business development activities. From 2007 to 2008, Mr. McCormick served as Vice President, Corporate Technology and New Ventures of Medtronic. From 2002 to 2007, Mr. McCormick was Vice President, Finance for Medtronic’s Spinal, Biologics and Navigation business. Prior to that, Mr. McCormick held various other positions with Medtronic. Prior to joining Medtronic, he spent four years with the public accounting firm KPMG Peat Marwick. He has been a director of Entellus Medical, Inc., a public medical device company, since 2014, and serves as the chairman of its audit committee and as a member of its nominating and corporate governance committee. He also serves as a director of Nevro Corp., a public medical device company, since 2014, and serves as the chairman of its audit committee. Mr. McCormick earned his M.B.A. from the University of Minnesota’s Carlson School of Management and his B.S. in Accounting from Arizona State University. He is a Certified Public Accountant (inactive license).

We believe that Mr. McCormick is qualified to serve on our Board due to his financial expertise and extensive management experience in a variety of roles at companies in the medical device industry. He also brings to the Board experience as a director and member of the audit committee of other public companies in the medical device industry. Mr. McCormick qualifies as an “audit committee financial expert” as defined by SEC rules.

The Board of Directors unanimously recommends that the shareholders vote FOR the election of each of the Board’s nominees and to set the Board at seven directors.

DIRECTOR COMPENSATION

The Company’s Board Compensation Policy (the “Policy”) provides cash and equity compensation to our non-employee directors for their service on the Board and its committees as discussed below. On a periodic basis, the Organization and Compensation Committee reviews the Policy to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform our Board’s duties and to compensate our directors fairly for their services. The review includes the consideration of qualitative and comparative factors. To ensure directors are compensated relative to the scope of their responsibilities, the Organization and Compensation Committee considers: (1) the time and effort involved in preparing for Board and committee meetings and the additional duties assumed by committee chairs and our Chair; (2) the risks associated with fulfilling fiduciary duties; and (3) the compensation paid to directors at the same peer group of companies used to assess the competitiveness of our executive compensation programs (as discussed below). The Policy was last reviewed and amended (as discussed below) in July 2017.

Cash Compensation. During fiscal 2017, each of our non-employee directors was paid an annual retainer of $35,000. Our non-employee directors were also eligible to receive additional annual retainers as follows:

•	the chair of the Board received an additional annual cash retainer of $35,000;

•	the chair of the Audit Committee received an additional annual cash retainer of $16,000, and the non-chair members of that committee received an additional annual cash retainer of $6,500;

•	the chair of the Organization and Compensation Committee received an additional annual cash retainer of $12,000, and the non-chair members of that committee received an additional annual cash retainer of $5,000; and

•	the chair of the Corporate Governance and Nominating Committee received an additional annual cash retainer of $8,000, and the non-chair members of that committee received an additional annual cash retainer of $4,000.

The cash retainers are paid quarterly following the completion of each calendar quarter. Furthermore, the cash retainers are reduced by 25% if a non-employee director does not attend at least 75% of the total meetings of the Board and board committees on which such director served during the year.

Equity Compensation. In addition to the cash compensation described above, each of our non-employee directors also receive stock awards as compensation for their service on the Board. Upon a director’s initial election or appointment to the Board, such director will receive an equity award having a grant date value of $60,000, one-half of such award will be in the form of a nonqualified stock option to purchase shares of the Company’s common stock (as estimated using the Black-Scholes option pricing model as of the date of the grant) and the other half will be in the form of restricted stock units (“RSUs”). On an annual basis thereafter, each non-employee director will receive an equity award having a grant value of $60,000 (on a pro-rata basis for directors who served on the Board for less than the entire preceding fiscal year), one-half of such award will be in the form of stock options and the other half will be in the form of RSUs. Equity awards granted to our non-employee directors (a) are granted on the date of the Company’s annual meeting of shareholders, (b) vest ratably on a monthly basis, and (c) become fully vested on the earlier of the 12-month anniversary of the grant date, or the date of the next year’s annual meeting. Stock options (i) have a seven-year term, and (ii) have an exercise price equal to the fair market value of the Company’s common stock on the date of grant.

In July 2017, following a review of the compensation practices for non-employee directors at our peer group, the Board approved market-based increases to the compensation paid to our non-employee directors under the Policy as follows, which increases became effective at the beginning of our fiscal 2018: (a) the annual cash retainer paid to each non-employee director will be $40,000, and the additional annual cash retainer paid to chair of the Board will be $40,000; and (b) the initial equity award granted to a newly appointed non-employee director will be $95,000 and the annual equity award to be granted to each non-employee director will be $95,000, one-half of each such award will be in the form of a nonqualified stock options and the other half will be in the form of RSUs. In recognition of the increased time commitment required of the Company’s board chair to support the Company’s whole-product solutions strategy, the equity award to be granted to the Company’s non-executive board chair in fiscal 2018 will be $132,500.

Stock in Lieu of Cash Compensation. A director may elect annually to receive all or a portion of their cash retainers in the form of deferred stock units that are vested upon issuance (“DSUs”). Each DSU award will be granted on the date any regular annual cash retainer would have otherwise been paid and the number of units covered by such award will be determined using the fair market value of the Company’s common stock on such date. Each such DSU award would be settled in shares of the Company’s common stock after the non-employee director leaves the Board.

Dividend Equivalents. RSU and DSU awards granted prior to fiscal 2015 include dividend equivalent rights. To the extent the Company pays a dividend, non-employee directors with RSU or DSU awards granted prior to fiscal 2014 will have the right to receive dividend equivalents for each RSU and DSU held by such director on the record date for the payment of such dividend. The dividend equivalents will be treated as reinvested in an additional number of RSUs and DSUs which will be determined by dividing (a) the cash amount of any such dividend that would have been paid if the RSUs held by the director were outstanding shares of Company stock by (b) the fair market value of the Company’s common stock (i.e., the closing price) on the applicable dividend payment date. Beginning with fiscal 2015, RSU and DSU awards did not include dividend equivalent rights.

Non-Employee Director Stock Ownership. The Board of Directors has established equity ownership guidelines for all non-employee directors. For a description of the equity ownership guidelines, see “Corporate Governance — Equity Ownership Guidelines.”

Other Compensation. All non-employee directors are reimbursed for their reasonable travel-related expenses incurred in attending board and committee meetings.

Summary of Fiscal 2017 Director Compensation

The Director Compensation table below reflects all compensation awarded to, earned by or paid to the Company’s non-employee directors during fiscal 2017. Compensation for Gary R. Maharaj, our President and Chief Executive Officer, is set forth below under the heading “Executive Compensation and Other Information.”

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(4)	Option Awards ($)(3)(4)	Total Compensation ($)
Susan E. Knight	76,500	30,000	30,000	136,500
David R. Dantzker, M.D	51,000	30,000	30,000	111,000
José H. Bedoya	48,000	30,000	30,000	108,000
Shawn T McCormick	45,500	30,000	30,000	105,500
Ronald B. Kalich	42,000	30,000	30,000	102,000
Lisa W. Heine (5)	20,680	30,000	30,000	80,680

(1)	Represents the amount of cash retainers earned by or paid to directors in fiscal 2017 for Board and committee service. The following directors elected to receive all or a portion of their respective cash compensation in the form of DSUs, which election resulted in the following number of fully vested DSUs being granted during fiscal 2017: Mr. Bedoya, 472; Dr. Dantzker, 1,894; Mr. Kalich, 551; and Mr. McCormick, 447, which number of shares were determined using the aggregate grant date value computed in accordance with Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“ASC 718”).

(2)	Reflects the aggregate grant date fair value dollar amount of RSUs granted in fiscal 2017 computed in accordance with ASC 718.

(3)	Reflects the aggregate grant date fair value dollar amount of stock option awards granted in fiscal 2017 computed in accordance with ASC 718, but excludes any impact of assumed forfeiture rates.

(4)	The aggregate number of stock options, restricted stock units and deferred stock units held by each of our continuing non-employee directors as of September 30, 2017, was as follows:

Name	Stock Options	Restricted Stock Units	Deferred Stock Units
José H. Bedoya	53,964	6,945	8,430
David R. Dantzker, M.D	20,986	6,945	9,355
Lisa W. Heine	4,104	1,276	–
Ronald B. Kalich	16,826	5,073	4,729
Susan E. Knight	42,436	6,945	–
Shawn T McCormick	8,298	2,738	1,926

(5)	Ms. Heine was appointed to our Board on April 12, 2017.

CORPORATE GOVERNANCE

The Company’s business affairs are conducted under the direction of the Board of Directors in accordance with the Minnesota Business Corporation Act and the Company’s Articles of Incorporation and Bylaws. Certain corporate governance practices that the Company follows are summarized below.

Code of Ethics and Business Conduct

We have adopted the Surmodics Code of Ethics and Business Conduct (the “Code of Conduct”), which applies to our directors, officers and employees. The Code of Conduct is publicly available on our website at www.surmodics.com under the caption Investors/Corporate Governance. If we make any substantive amendments to the Code of Conduct or grant any waiver, including any implicit waiver from a provision of the Code of Conduct, to our directors or executive officers, we will disclose the nature of such amendment or waiver on a Current Report on Form 8-K.

Corporate Governance Guidelines

The Board has adopted a set of Corporate Governance Guidelines (the “Guidelines”). The Corporate Governance and Nominating Committee is responsible for overseeing the Guidelines and annually reviews them and makes recommendations to the Board concerning corporate governance matters. The Board may amend, waive, suspend, or repeal any of the Guidelines at any time, with or without public notice, as it determines necessary or appropriate in the exercise of the Board’s judgment or fiduciary duties. We have posted the Guidelines on our web site at www.surmodics.com under the caption Investors/Corporate Governance.

Board Evaluation

The Board and each of its committees follow a process, overseen by the Corporate Governance and Nominating Committee, to determine their effectiveness and opportunities for improvement. Our Guidelines provide that the Board will annually evaluate its performance to determine whether the Board, its committees and its individual members are functioning effectively. Typically, the evaluation process involves each director completing an assessment questionnaire soliciting feedback regarding the effectiveness of the Board and any committee on which the director serves, and opportunities for improvement. Alternatively, the Board or any of its committees may, without the use of questionnaires, engage in discussions concerning their effectiveness. In any event, for both the Board and the relevant committee, the evaluation process is intended to solicit feedback from directors across several areas, including:

•	improving prioritization of issues;

•	improving quality of presentations from management;

•	improving quality of Board or committee discussions on key matters;

•	maintaining an effective relationship between the Board and management;

•	identifying how specific issues in the past year could have been handled better;

•	identifying specific issues which should be discussed in the future; and

•	identifying any other matter of importance to Board or committee functioning.

The Board and each committee, as the case may be, review the results of the assessments and identify areas of focus for future years and any necessary follow-up actions.

Board Role in Risk Oversight

Our Board of Directors, in exercising its overall responsibility to oversee the management of our business, has an active and ongoing role in the management of the risks of our business and considers risks when reviewing the Company’s strategic plan, financial results, corporate development activities, legal and regulatory matters. The Board satisfies this responsibility through regular reports directly from officers responsible for oversight of particular risks within the Company. The Board’s risk management oversight also includes full and open communications with management to review the adequacy and functionality of the risk management processes used by management. In addition, the Board of Directors uses its committees to assist in its risk oversight responsibility as follows:

•

The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial reporting of the Company and its compliance with applicable legal and regulatory requirements. It also oversees our internal controls and compliance activities. The Audit Committee discusses risk assessment and management topics, as well as the Company’s major financial and business risk exposures and the steps management has undertaken to monitor and control such exposures. It also meets privately with representatives from the Company’s internal auditors and independent registered public accounting firm.

•	The Organization and Compensation Committee assists the Board of Directors in its oversight of risk relating to the Company’s compensation policies and practices.

Periodically, the Organization and Compensation Committee reviews the Company’s compensation policies, programs and procedures, including the incentives they create and mitigating factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Management assessed risk factors associated with specific compensation programs, as well as enterprise-level compensation risk factors. The program-specific risk factors assessed included payout potential, payout as a percentage of total compensation, risk of manipulation, overall plan design and market appropriateness. Enterprise-level risk factors evaluated included the overall compensation mix, consistency between annual and long-term objectives as well as metrics, achievability of performance goals without undue risk-taking, the relationship of long-term awards to the Company’s pay philosophy, stock ownership requirements, the weighting and duration of performance metrics, and the interaction of compensation plans with the Company’s financial performance and strategy. Based on this review, the Organization and Compensation Committee concluded that the Company’s compensation policies, programs and procedures are not reasonably likely to have a material adverse effect on the Company.

Board Leadership Structure

Our Board currently separates the offices of Chair of our Board and CEO by appointing an independent, non-executive chair. While we do not have a written policy with respect to separation of these roles, our Board believes that an independent Board chair permits our CEO to focus on managing his day-to-day responsibilities to our company and facilitates our Board’s independent oversight of our executive officers’ management of strategic direction, operational execution, and business risk, thereby better protecting shareholder value. Ms. Knight serves as our non-executive Board chair. Ms. Knight (a) manages and provides leadership to the Board of Directors, (b) through the Chief Executive Officer, acts as a direct liaison between the Board and the management of the Company, and (c) presides at all meetings of the shareholders and of the Board, including executive sessions of our independent directors.

Related Person Transaction Approval Policy

Our Board of Directors has adopted a written policy for transactions with related persons, as defined in Item 404 of SEC Regulation S-K, which sets forth our policies and procedures for the review, approval or ratification of transactions with related persons which are subject to the policy. Our policy applies to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we are a participant and a related person has a direct or indirect interest. Our policy, however, exempts the following:

•	our payments of compensation to a related person for that person’s service to us in the capacity or capacities that give rise to the person’s status as a “related person”;

•	transactions available to all of our shareholders on the same terms; and

•	transactions that, when aggregated with the amount of all other transactions between the related person and the Company, involve less than $120,000 in a fiscal year.

We consider the following persons to be related persons under the policy:

•	all of our officers and directors;

•	any nominee for director;

•	any immediate family member of any of our directors, nominees for director or executive officers; and

•	any holder of more than 5% of our common stock, or an immediate family member of any such holder.

The Audit Committee of our Board of Directors must approve any related person transaction subject to this policy before commencement of the related person transaction. The Audit Committee will analyze the following factors, in addition to any other factors the Audit Committee deems appropriate, in determining whether to approve a related person transaction:

•	whether the terms are fair to the Company;

•	whether the transaction is material to the Company;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon the Company and the related person taking any actions that the Audit Committee deems appropriate.

If one of our executive officers becomes aware of a related person transaction that has not previously been approved under the policy:

•	if the transaction is pending or ongoing, it will be submitted to the Audit Committee promptly and the committee will consider the transaction in light of the standards of approval listed above. Based on this evaluation, the committee will consider all options, including approval, ratification, amendment, denial or termination of the related person transaction; and

•	if the transaction is completed, the committee will evaluate the transaction in accordance with the same standards to determine whether to ratify the transaction, or whether rescission of the transaction is appropriate and feasible.

Transactions with Related Persons. On November 20, 2015, we entered into a Share Purchase Agreement (the “Purchase Agreement”) with the shareholders of Creagh Medical Limited (“Creagh Medical”) named therein. The consideration for the transaction was up to €30.0 million, including an upfront payment of €18.0 million (approximately $19.3 million as of the acquisition date), and up to €12.0 million (approximately $12.8 million as of the acquisition date) based on achievement of revenue and value-creating operational milestones through September 30, 2018. Thomas A. Greaney, our Chief Operating Officer, Medical Devices, served as the Chief Executive Officer of Creagh Medical and held an approximately 65% ownership stake in Creagh Medical at the time of our acquisition. As a shareholder of Creagh Medical, he is entitled to a proportionate amount of any contingent consideration that we may pay to the shareholders of Creagh Medical. As of September 30, 2017, we have recorded a liability of €9.2 million (approximately $10.8 million) associated with these contingent consideration obligations which will be paid in the quarter ending December 31, 2018. Prior to our acquisition of Creagh Medical, Mr. Greaney was not a “related person” as defined in Item 404 of Regulation S-K.

Equity Ownership Guidelines

Our Board believes that ownership of significant amounts of our stock by our executive officers and directors will help align their interests with those of our shareholders. To that end, our Board has adopted equity ownership guidelines for our directors and executive officers. Under the guidelines, the value of our common stock held by an executive officer or non-employee director is required to be at least:

•	five times the annual base salary for our Chief Executive Officer;

•	three times the annual base salary for our other executive officers (other than our CEO); and

•	five times each non-employee director’s annual cash retainer (excluding any additional retainers provided based on role or committee service).

Until the applicable ownership requirement set forth above is attained, (a) our executive officers (other than the CEO) shall be required to retain ownership of 50% of the “net shares” (as defined below) received, and (b) our CEO and each non-employee director shall be required to retain ownership of 75% of the net shares received. Following attainment of the applicable ownership requirement (and so long as it remains so), (i) our executive officers (other than the CEO) shall be required to hold 50% of the net shares received, and (ii) our CEO and each non-employee director shall be required to hold 75% of the net shares received, in each case, for a period of one year from the date of receipt of such shares. “Net shares” is defined as the number of shares of the Company’s common stock that remain after the exercise of stock options or the vesting of restricted or performance shares less the number of shares that are sold or netted against the award to pay any applicable exercise price or withholding taxes. Shares that count toward meeting the ownership requirements include shares owned outright (directly or indirectly), vested RSUs or DSUs. Shares that do not count toward meeting the stock ownership requirements include unexercised stock options. As of September 30, 2017, all of our non-employee directors, with the exception of Ms. Heine (who joined our Board in April 2017) and Mr. McCormick (who joined our Board in December 2015) have attained the minimum level of ownership set forth in the guidelines. With respect to our executive officers, Messrs. Maharaj (whose holdings as of September 30, 2017, were approximately 8.6 times his base salary),

Arens, Olson, and Stich have attained the minimum level of ownership set forth in the guidelines. We believe that our executives are continuing to make satisfactory progress towards the minimum level of ownership set forth in the guidelines.

Majority of Independent Directors; Committees of Independent Directors

Our Board of Directors has determined that Mss. Heine and Knight, and Messrs. Bedoya, Kalich, and McCormick, and Dr. Dantzker, which constitute all of our current directors other than Mr. Maharaj, are independent directors in accordance with rules of The Nasdaq Stock Market since none of them is believed to have any relationships that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Mr. Maharaj is not considered independent under the applicable rules of The Nasdaq Stock Market since he serves as an executive officer of the Company.

Each member of the Company’s Audit Committee, Organization and Compensation Committee and Corporate Governance and Nominating Committee has been determined, in the opinion of the Board of Directors, to be independent in accordance with the applicable rules of The Nasdaq Stock Market.

Committee and Board Meetings

The Company’s Board of Directors has three standing committees: the Audit Committee, the Organization and Compensation Committee, and the Corporate Governance and Nominating Committee. Each committee is comprised entirely of independent directors, as currently required under the SEC’s rules and regulations and the Nasdaq listing standards, and each committee is governed by a written charter approved by the Board. These charters form an integral part of our corporate governance policies, and a copy of each charter is available on our website at www.surmodics.com. Ms. Knight is a member of our Audit Committee and an ex-officio member of the Organization and Compensation Committee, and Corporate Governance and Nominating Committee, attending and participating at the meetings of those committees. The table below provides the composition of each committee of the Board (an asterisk indicates the committee chair):

Director	Audit	Organization and Compensation	Corporate Governance and Nominating
Mr. Bedoya		x	x*
Dr. Dantzker		x*	x
Ms. Heine		x	x
Mr. Kalich	x*	x
Ms. Knight	x
Mr. Maharaj
Mr. McCormick	x		x

During fiscal 2017, the Board of Directors held six meetings and the standing committees had the number of meetings noted below. Each director attended (in person or by telephone) 75% or more of the total number of meetings of the Board and of the committee(s) on which he or she served in fiscal year 2017, except Mr. Kalich who, as a result of health matters, attended 69% of the meetings of the Board and of the committees on which he served. The principal functions of our standing committees are described below.

Audit Committee

The Audit Committee is responsible for reviewing the quality and integrity of the Company’s financial reports, the Company’s compliance with legal and regulatory requirements, the independence, qualifications and performance of the Company’s independent auditor, oversight of the Company’s related person transaction policy, and the performance of the Company’s internal audit function and its accounting and reporting processes. The Audit Committee held five meetings during fiscal 2017. The Board of Directors and the Audit Committee believe that the Audit Committee’s composition satisfies the rules of The Nasdaq Stock Market that governs audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by the rules of The Nasdaq Stock Market. Additionally, the Board of Directors has determined that Susan E. Knight and Shawn T McCormick each qualify as an “audit committee financial expert” under federal securities laws.

Pursuant to its written charter, the Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s independent auditors in order to ensure that the provision of such services does not impair the auditor’s independence. The Audit Committee also has a pre-approval policy which requires that unless a particular service to be performed by the Company’s independent auditors has received general pre-approval by the Audit Committee, each service provided must be specifically pre-approved. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. In addition, the Audit Committee may delegate pre-approval authority to the Chair of the Audit Committee, who will then report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Organization and Compensation Committee

The Organization and Compensation Committee is responsible for matters relating to executive compensation, organizational planning, succession planning at the executive level, key employee compensation programs, director compensation, and corporate culture programs. The Organization and Compensation Committee held five meetings during fiscal 2017.

Under the terms of its charter, the Organization and Compensation Committee has the authority to engage the services of outside advisors and experts to assist the Committee. The Committee engaged Pay Governance LLC, an independent compensation consulting firm, to advise it on matters related to executive and director compensation. A description of the Committee’s use of the independent compensation consultant is set forth in “Compensation Discussion and Analysis — Establishing Executive Compensation; Independent Compensation Consultant.” In connection with their engagement, the Committee determined that Pay Governance was independent taking into consideration the factors required by the Nasdaq listing standards and applicable SEC rules.

Corporate Governance and Nominating Committee; Procedures and Policy

The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become Board members, recommending to the Board the director nominees for election to the Board, recommending to the Board corporate governance guidelines applicable to the Company, and leading the Board and its committees in their annual performance review process. The Corporate Governance and Nominating Committee held four meetings during fiscal 2017.

The Corporate Governance and Nominating Committee will consider candidates recommended from a variety of sources, including nominees recommended by the Board, management, shareholders, and others. Moreover, while we do not have a formal diversity policy, to ensure that the Board benefits from diverse perspectives, the Committee seeks qualified nominees from a variety of backgrounds, including candidates of gender and ethnic diversity. Four of the Board’s seven directors are diverse — two women and two individuals with diverse ethnic backgrounds. Moreover, our directors have diverse business and professional backgrounds, including experience in academic administration, public company, and private company settings. In general, the Corporate Governance and Nominating Committee considers the following factors and qualifications:

•	the appropriate size and the diversity of the Company’s Board of Directors;

•	the needs of the Board with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees, including experience in the industry in which the Company operates, business, finance, management or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	familiarity with domestic and international business matters;

•	age, legal and regulatory requirements;

•	experience with accounting rules and practices;

•	appreciation of the relationship of the Company’s business to the changing needs of society; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Corporate Governance and Nominating Committee will consider the attributes of the candidates and the needs of the Board and will review all candidates in the same manner, regardless of the source of the recommendation. A shareholder wishing to recommend a candidate for our Board of Directors should send their recommendation in writing to the address specified under “Procedures for Shareholder Communications to Directors” below.

A shareholder who wishes to nominate one or more directors must provide a written nomination to the Corporate Secretary at the address set forth below. Notice of a nomination must include:

with respect to the shareholder:

•	name, address, the class and number of shares such shareholder owns;

with respect to the nominee:

•	name, age, business address and residence address;

•	current principal occupation;

•	five-year employment history with employer names and a description of the employer’s business;

•	the number of shares beneficially owned by the nominee;

•	whether such nominee can read and understand basic financial statements; and

•	membership on other boards of directors, if any.

The nomination must be accompanied by a written consent of the nominee to stand for election and to serve if elected by the shareholders. The Company may require any nominee to furnish additional information that may be needed to determine the qualifications of the nominee. Such nomination must be submitted to the Corporate Secretary no later than ninety (90) days prior to the first anniversary of the date of the preceding years’ annual meeting of shareholders.

The Corporate Governance and Nominating Committee believes that candidates for directors should have certain minimum qualifications, including being able to read and understand basic financial statements, having familiarity with the Company’s business and industry, having high moral character and mature judgment, being able to work collegially with others, and not currently serving on more than three boards of directors of public companies. The Corporate Governance and Nominating Committee may modify these minimum qualifications from time to time.

The Guidelines state that each director be required to retire from the Board effective at the conclusion of the annual meeting following his or her seventy-second birthday, unless special circumstances exist as determined by the Board. The Board believes, however, that any such exceptions should be rare. Under this policy, Dr. Dantzker, who attained the age of seventy-two during fiscal 2015, would normally have retired at the conclusion of the Company’s 2016 annual meeting. As noted above, the Board, based upon the recommendation of the Corporate Governance and Nominating Committee, determined it appropriate for Dr. Dantzker to continue his service on the Board given his substantial experience and familiarity with the Company and the Board, and his experience as a physician and extensive knowledge of the healthcare industry. If reelected, Dr. Dantzker would serve on the Board as a Class I director whose term will expire at the conclusion of the Company’s 2021 annual meeting.

It is also the policy of the Board that every director should notify the Chair of his or her retirement, of any change in employer, and of any other significant change in the director’s principal professional occupation, and in connection with any such change, offer to submit his or her resignation from the Board for consideration by the Corporate Governance and Nominating Committee. The Board, upon recommendation from the Corporate Governance and Nominating Committee, then may consider the continued appropriateness of board membership of such director under the new circumstances and the action, if any, to be taken with respect to the offer to submit his or her resignation.

Procedures for Shareholder Communications to Directors

Shareholders may communicate directly with the Board of Directors. All communications should be directed to our Corporate Secretary at the address below and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors or for non-management directors. If no director is specified, the communication will be forwarded to the entire Board. Shareholder communications to the Board should be sent to:

Corporate Secretary

Attention: Board of Directors

Surmodics, Inc.

9924 West 74th Street

Eden Prairie, MN 55344-3523

Director Attendance Policy

Directors’ attendance at our annual meetings of shareholders can provide our shareholders with an opportunity to communicate with directors about issues affecting the Company. Accordingly, all directors are expected to attend annual meetings of shareholders. All of the Company’s then serving directors attended the last annual meeting of shareholders, which was held on February 14, 2017. The Board has no formal policy regarding attendance at the Company’s annual meetings of shareholders.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our Organization and Compensation Committee, or the Committee, reviews and approves our executive compensation programs. The following discussion and analysis describes the material elements of compensation awarded to, earned by, or paid to our executive officers, including our named executive officers (our “NEOs”), during fiscal 2017. Our NEOs are determined in accordance with SEC rules. For fiscal 2017, our NEOs were:

Gary R. Maharaj	President and Chief Executive Officer
Thomas A. Greaney	Chief Operating Officer, Medical Devices
Andrew D. C. LaFrence	Vice President, Finance and Information Systems, and Chief Financial Officer
Charles W. Olson	Sr. Vice President of Commercial and Business Development, Medical Devices
Bryan K. Phillips	Sr. Vice President, Legal and Human Resources, General Counsel and Secretary

Executive Summary

The Committee believes our executive compensation program reflects a strong pay-for-performance philosophy and is well-aligned with the short- and long-term interests of shareholders.

Fiscal 2017 Performance Highlights. We believe that our executive compensation programs are aligned with our performance and the objectives of our compensation philosophy (discussed below), as highlighted by the following factors:

•	Overall, we were pleased with our fiscal 2017 results and the corresponding improvement in shareholder value as reflected in our stock price. Our stock price increased approximately 3.6% from a price of $29.93 at the beginning of fiscal 2017 to a price of $31.00 at the end of fiscal 2017.

•	Over the last several years, we have been executing a strategy to expand our medical device business to offer intravascular medical device products (“whole-product solutions”). During fiscal 2017, we made significant progress executing this strategy, including as follows:

-	In the second quarter of fiscal 2017, we completed enrollment in PREVEIL, the first in-human early feasibility study using our SurVeil™ drug-coated balloon (“DCB”). In PREVEIL, the SurVeil DCB met all primary and secondary safety and performance endpoints. In July 2017, we received an investigational device exemption (“IDE”) from the U.S. Food and Drug Administration (“FDA”) to initiate TRANSCEND, a pivotal clinical trial of the SurVeil DCB.

-	In the fourth quarter of fiscal 2017, we received FDA and European CE Mark clearance for our .014” low-profile percutaneous transluminal angioplasty balloon dilation catheter, which product is designed for peripheral angioplasty procedures.

-	We continued to invest in our operations to support our whole-product solutions strategy. As a result of these investments, we have greatly enhanced our medical device design, development and manufacturing capabilities. We remain on track to achieve our goal of being able to manufacture all of our approved medical devices.

•	In addition to the strategic accomplishments noted above, overall, we were pleased with our financial results for fiscal 2017. Our fiscal 2017 revenue was $73.1 million, up 2.4% compared to fiscal 2016.

For a more detailed discussion of our fiscal 2017 results, please refer to the financial statements for the fiscal year ended September 30, 2017 included in our Annual Report.

Fiscal 2017 Executive Compensation Highlights. Highlights of our fiscal 2017 executive compensation program include the following:

•	Pay-for-Performance. A substantial portion of the compensation for each of our NEOs is tied to Company performance against objectives set by the Committee. Approximately 63% of the target total compensation for our NEOs (base salary, target annual incentive and long-term equity awards based on grant date fair value) is provided in the form of variable, at-risk compensation.

•	Fiscal 2017 Annual Incentive Plan: We established rigorous financial and strategic objectives tied to the Company’s Board of Director approved annual operating plan. Based on our performance relative to those objectives, the aggregate payout under the incentive plan was approximately 109% for the fiscal year. Each of our NEOs earned a cash incentive award based on our actual performance achievement. No discretionary bonuses were awarded.

•	Equity Incentive Awards: We granted equity awards to our NEOs with both performance vesting and time vesting conditions. Both of these vehicles are aligned with the long-term interests of our stockholders. The value realized from the performance share awards is based on achievement of specified corporate performance objectives. We substantially achieved the objectives established for our fiscal 2015-17 performance share program resulting in a payout of approximately 122%. During the three-year period ending with fiscal 2017, our stock price increased 64.5% from a price of $18.84 at the beginning of fiscal 2015 to a price of $31.00 at the end of fiscal 2017.

•	Market-based Approach to Establishing Compensation. As a helpful reference point in making executive compensation decisions, the Committee utilizes market data from an appropriate and relevant group of peer companies. For fiscal 2017, the peer group consisted of 20 companies of comparative size (revenue, number of employees, and market capitalization) and business profile (generally medical device and equipment manufacturers and suppliers).

•	Shareholder Advisory Vote on Executive Compensation. At our annual meeting of shareholders held in February 2017, we held an advisory vote on executive compensation. Approximately 97% of our shareholders that voted on this proposal approved the compensation of our NEOs as disclosed in the proxy statement for that meeting. The Committee reviewed these final vote results and determined that, given the level of support, no material changes to our executive compensation policies and programs were necessary as a result of the advisory vote on executive compensation.

Executive Compensation Governance Highlights. We believe that the following executive compensation-related practices, which were in effect during fiscal 2017, serve our shareholders’ long-term interests:

What We Do

✓	Maintain an executive compensation program designed to align pay with performance.

✓	Structure a substantial portion of pay opportunities in the form of ‘‘at-risk’’ performance-based compensation.

✓	Conduct an annual say-on-pay vote.

✓	Employ a clawback policy.

✓	Utilize robust stock ownership guidelines for executive officers and directors.

✓	Have double-trigger change of control severance arrangements.

✓	Retain an independent compensation consultant and periodically conduct a compensation risk review.
What We Don’t Do

×	No tax gross-ups or single-trigger equity acceleration upon a change of control.

×	No excessive perquisites.

×	No guaranteed bonuses.

×	No backdating or repricing of stock options.

Compensation Philosophy and Objectives

Our compensation philosophy is performance-based, and focuses on aligning the financial interests of our executive officers with those of our shareholders. Generally, this is accomplished by placing a substantial portion of our executive officers’ total compensation “at risk,” while providing overall compensation opportunities that are comparable to market levels. We provide our executive officers with a total compensation opportunity, including cash and equity elements, at levels competitive with those provided by comparable companies and within the middle range of comparative pay at peer companies when the Company achieves the targeted performance levels. Together, these elements provide a balanced focus on both short- and long-term goals while reinforcing our pay-for-performance philosophy. Specifically, our executive compensation programs are designed to:

•	attract, retain and motivate experienced and well-qualified executive officers who will enhance the Company’s operating and financial performance;

•	provide an overall compensation opportunity that rewards individual and corporate performance based on Company objectives that, if achieved, have the potential to enhance shareholder value; and

•	encourage executive stock ownership to link a meaningful portion of compensation to the value of Surmodics common stock.

Significant At-Risk Compensation. The charts below illustrate the fiscal 2017 target total compensation pay mix, comprised of base salary, target incentive opportunity under the fiscal 2017 cash incentive plan and fiscal 2017 long-term incentive awards (presented using their grant date fair values) for the Chief Executive Officer and other NEOs. As illustrated below, approximately 69% of our Chief Executive Officer’s and 60% of our other NEOs’ compensation was variable and at-risk.

CEO Pay Mix at Target	Other NEO Pay Mix at Target

A key aspect of the design of our incentive plans is the requirement that, in order for incentive compensation to be paid, our actual performance must achieve at least the threshold level of performance established for the applicable objectives. In years where our actual performance does not achieve the threshold level for the applicable objectives, no incentive compensation is paid. We believe this design reinforces our pay-for-performance philosophy. The table below provides the payouts under our incentive plans for each of our past five fiscal years and under our performance share programs for each of the last five three-year performance periods (reflecting corporate financial and strategic objectives).

Annual Incentive Plans		Performance Share Programs

Fiscal Year	Payout	Performance Period	Payout
2017	108.6%	2015 - 2017	122.0%
2016	150.0%	2014 - 2016	98.0%
2015	135.1%	2013 - 2015	99.3%
2014	96.8%	2012 - 2014	157.0%
2013	118.6%	2011 - 2013	178.1%

A description of our fiscal 2017 annual incentive plan is provided below under the heading “Cash Incentive Compensation.” A description of the performance share program that ended in fiscal 2017 is provided below under the heading “Long-term Incentive Compensation.”

Establishing Executive Compensation

The Committee evaluates our executive compensation programs annually and considers a number of factors when determining the compensation for the Company’s executive officers. In particular, the Committee considers the executive’s experience and qualifications, the scope of the executive’s responsibilities and ability to influence our performance, the competitiveness of the Company’s executive compensation programs, individual performance, and the executive’s current and historical compensation levels. The Committee receives input from our Chief Executive Officer concerning each officer’s individual performance. Additionally, to assist it in its review of executive compensation, the Committee has retained an independent compensation consultant.

Independent Compensation Consultant. Since May 2016, the Committee has engaged Pay Governance LLC (the “Independent Consultant”), an independent compensation consulting firm, to provide consulting services on matters related to executive compensation, including consultation regarding (i) the competitiveness of our executive compensation programs relative to market practices and peer group data, (ii) the design and structure of our short- and long-term incentive programs, (iii) management recommended levels of compensation for NEOs other than the CEO, and (iv) consultation regarding proxy statement preparation and other executive compensation services as requested by the Committee. During its engagement, Independent Consultant attended all of the regularly-scheduled meetings of the Committee, reported directly to the Committee, and, as necessary, communicated directly with the Committee without management present.

Executive Compensation Peer Companies and Competitive Market. The Committee assesses the competitiveness of our executive compensation programs relative to market practices and peer group data. It does not, however, base its decisions solely on such data. For fiscal 2017, the Committee selected the companies that constitute the peer group of companies (the “Peer Group”) after discussing various recommendations from the Independent Consultant. The Peer Group was selected using criteria designed to identify companies that reflect our size (measured by revenue, market capitalization, and other size measures) and business profile (generally medical device and equipment manufacturers and suppliers). During fiscal 2017, the Independent Consultant recommended the following changes to the Peer Group: (a) removal of Vascular Solutions, Inc., Derma Sciences, Inc., and Hansen Medical because each of those companies were recently acquired, (b) removal of Utah Medical Products Inc. because it no longer met the criteria for inclusion within the peer group, and (c) addition of ConforMIS, Inc. and Tactile Systems Technology, Inc., because both of those companies generally met the criteria for inclusion within the peer group. Based on this review, the Committee approved the following Peer Group:

Anika Therapeutics Inc.	Cogentix Medical, Inc.	Iridex Corporation
AtriCure, Inc.	ConforMIS, Inc.	LeMaitre Vascular, Inc.
Atrion Corp.	CryoLife Inc.	OraSure Technologies, Inc.
AxoGen, Inc.	Cutera, Inc.	Rockwell Medical, Inc.
Biolase, Inc.	Endologix Inc.	Staar Surgical Company
Cardiovascular Systems Inc.	Entellus Medical, Inc.	Tactile Systems Technology, Inc.
Cerus Corporation	GenMark Diagnostics, Inc.

With the assistance of the Independent Consultant, the Committee uses data from the Peer Group to establish a competitive market range (+/- 15% of the market 50th percentile) within which individual pay can be positioned. The Independent Consultant presents to the Committee an analysis that identifies the competitive market median range for each NEO based on their respective, or substantially similar, positions at companies within the Peer Group. In cases where the data from the Peer Group was unavailable or insufficient, a competitive market median range was derived from survey data reflecting companies of comparative size and business profile. Additionally, for certain of our NEOs, the competitive market position was adjusted to account for individual factors, such as, scope of responsibility.

Role of Executive Officers. Our executive officers have no role in recommending or setting their own compensation. Our Chief Executive Officer makes recommendations for compensation for his direct reports (including base salary and target incentive levels), and provides input on their performance. He also provides input regarding financial and operating goals and metrics. Our Chief Financial Officer certifies the financial results used to determine the payouts for our annual incentive plan and performance-based equity grants. The Committee considers, discusses, modifies as appropriate, and takes action on the management recommendations that are presented for review.

Overview of Executive Compensation Components

The principal components of our executive compensation programs for fiscal 2017 consisted of annual cash compensation and long-term incentive compensation, and are generally shown in the diagram below. We also provide our executive officers with change of control benefits, and offer them participation in our 401(k) plan, health and welfare insurance programs, flexible spending accounts and certain other benefits available generally to all full-time employees.

Annual Cash Compensation

Annual cash compensation includes base salary and compensation available under our annual incentive plan. All of our cash compensation represents short-term compensation that is earned within a single fiscal year and paid in that fiscal year or shortly thereafter.

Base Salary. Base salaries provide a level of cash compensation to each executive intended to provide stability and reduce the incentive for excessive risk-taking. The Committee generally sets base salaries within a competitive range (i.e., +/- 15% of the market 50th percentile) of base salary levels for executives in comparable positions within the Peer Group. The range allows for pay decisions to take into account individual factors such as performance, potential, expertise, and experience. At the beginning of fiscal 2017, the Independent Consultant presented to the Committee an analysis that identifies the median base salary ranges for each of our NEOs compared to their respective, or substantially similar, positions in the Peer Group. Using this approach, the Committee approved base pay increases for each of our NEOs. The following table shows the annualized base salaries for each of our executive officers for each of the past two fiscal years:

Name	2016 Base Salary ($)	2017 Base Salary ($)(1)	Percent Increase
Gary Maharaj	489,000	537,900	10.0%
Thomas Greaney	259,578	298,952	15.2%
Andrew LaFrence	275,400	286,400	4.0%
Charles Olson	291,300	300,100	3.0%
Bryan Phillips	305,900	333,500	9.0%

(1)	Reflects the base salary approved by the Committee at its first regularly scheduled meeting in fiscal 2017, which meeting occurred in November 2016. Changes in base salary typically become effective on January 1 of each year. As a result, the amount of salary actually received in any year may differ from the annual base salary amount shown above. The amount of base salary actually received during fiscal 2017 is shown in the Summary Compensation Table below.

The increases in base salary for Messrs. Maharaj, Greaney and Phillips primarily reflected market adjustments as well as, in the case of Mr. Greaney, the expansion of his role and responsibilities.

Cash Incentive Compensation. Cash incentive compensation for all of our employees, including our NEOs, was provided through a cash-based annual incentive plan. The annual incentive plan is designed to motivate our employees, including our executive officers, to achieve both short- and long-term goals that, if achieved, would have the potential to significantly enhance shareholder value.

Target Incentive Opportunity. Consistent with our compensation philosophy and objectives, the committee generally sets the target incentive opportunity within the median range for annual cash incentive target pay at our peer group. For fiscal 2017, based on its review of the market data, the Committee established a target incentive opportunity of 60% of base salary for our Chief Executive Officer, and 40% of base salary for all other executive officers. The following table shows the target incentive opportunity for each of our executive officers:

	Incentive Opportunity (as % of base salary)
	Target ($)	Target ($)(1)
Gary Maharaj	60%	322,740
Thomas Greaney	40%	119,581
Andrew LaFrence	40%	114,560
Charles Olson	40%	120,040
Bryan Phillips	40%	133,400

(1)	Amounts shown as calculated as a percentage of the base salary approved by the Committee for fiscal 2017. With the exception of Mr. Greaney, the incentive actually earned by each NEO (as shown in the Summary Compensation Table) is based on the base salary actually earned in fiscal 2017. The incentive actually earned for Mr. Greaney is based on his base salary in effect as of the end of fiscal 2017.

Fiscal Year 2016 Performance Objectives. Performance under the annual incentive plan was based upon the achievement of financial objectives and strategic objectives. The financial objectives for Messrs. Greaney, LaFrence, Maharaj and Phillips (our “corporate executives”) were based entirely on corporate financial objectives (as described below). The financial objectives for Mr. Olson were a combination of the same corporate financial objectives and business unit revenue, each weighted as provided below. The strategic objectives (as described below) reflected our fiscal 2017 priorities. The Committee approved the targets for the financial objectives and the strategic objectives based on the board-approved annual operating plan for fiscal 2017.

The corporate financial objectives were specified levels of revenue and adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) (disclosed in the table below under the column titled “Actual Performance”), each weighted equally. The business unit financial objective for Mr. Olson was a specified level of revenue for our Medical Device business unit. The Committee determined that these objectives were appropriate because they are financial metrics that are widely used by management, our Board, investors, and analysts to evaluate our performance. In addition, each executive officer can contribute (directly or indirectly) to the achievement of these objectives. The following table shows the weighting of the financial objectives and strategic objectives as a percentage of the total incentive opportunity for each of our NEOs:

	Financial Objectives
Executive	Corporate Revenue	Corporate EBITDA	Business Unit Revenue	Strategic Objectives
Gary Maharaj	30%	30%	n/a	40%
Thomas Greaney	30%	30%	n/a	40%
Andrew LaFrence	30%	30%	n/a	40%
Charles Olson	15%	15%	30%	40%
Bryan Phillips	30%	30%	n/a	40%

For all of our executive officers, including our Chief Executive Officer, payouts associated with the corporate financial objectives (if any) could range between 50% (at threshold) and 150% (at maximum) of the target opportunity based upon the actual performance against each measure. No payout would be available under the plan unless at least the threshold level of corporate EBITDA was achieved.

The strategic objectives (described below) were associated with the SurVeil DCB and our strategic acquisitions reflecting separate milestones generally within the follows areas: (1) milestones associated with our clinical research programs, including the TRANSCEND clinical study (constituting approximately 53.3% of the incentive opportunity associated with the strategic objectives); (2) milestones associated with the development of proprietary products (constituting approximately 26.7% of the incentive opportunity associated with the strategic objectives); and (3) milestones associated with operational enhancements that support our whole-product solutions strategy (constituting approximately 20.0% of the incentive opportunity associated with the strategic objectives). The Committee determined that these objectives were appropriate because their achievement would have the potential to advance our whole-product solutions strategy and significantly enhance shareholder value. For all of our executive officers, including our Chief Executive Officer, payouts associated with the strategic objectives could range between 0% (if none of the objectives were achieved) and 150% (if all of the objectives were achieved) of the target incentive opportunity based upon which of the objectives were achieved and their respective value.

Actual Performance. At the Committee’s November 2017 meeting, the Committee confirmed the Company’s performance against the financial objectives and the strategic objectives. The achievement percentage associated with each financial objective was determined by interpolating actual performance within the applicable performance range. The achievement percentage associated with the strategic objectives was determined by multiplying a target value for each milestone by a performance factor based on exceeded, full, partial or no achievement of the milestone relative to a specified target completion date. Based on the Company’s performance, the Committee determined the payouts associated with the corporate financial objectives, business unit financial objectives, and strategic objectives as follows (all dollar values are in millions):

Corporate Financial Objectives	Threshold ($)	Target ($)	Maximum ($)	Actual Performance (1) ($)	Achievement (%)
Corporate EBITDA	9.33	11.00	17.02	17.21	150.0%
Corporate Revenue	64.31	67.70	76.16	73.11	132.0%

			Combined Achievement:		141.0%

Business Unit Financial Objectives	Threshold ($)	Target ($)	Maximum ($)	Actual Performance (1) ($)	Achievement (%)
Medical Device Revenue	47.20	49.68	55.89	53.98	134.6%

(1)	Amounts reflect the adjustments noted below under the heading “Adjustments for Significant Events”, which also includes information disclosing how the corporate financial objectives reconcile with the Company’s audited consolidated financial statements.

Strategic objectives	Value (% of Target)	Actual Performance	Achievement (% of Target)
Clinical research programs	55.0%	Partial Achievement (27.3%)	15.0%
Proprietary product development	25.0%	Partial Achievement (60.0%)	15.0%
Enhancements to operations	20.0%	Exceeded Achievement (150.0%)	30.0%

		Combined Achievement:	60.0%

The overall achievement percentage for each executive was determined by adding the products of the assigned weighting and achievement percentage for each component. Using this methodology, the Committee approved the following overall achievement percentages:

	Corporate Financial Objectives		Business Unit Financial Objectives		Strategic objectives		Overall Achievement
Executive	Weight	Achievement	Weight	Achievement	Weight	Achievement
Gary Maharaj	60.0%	141.0%	n/a	n/a	40.0%	60.0%	108.6%
Thomas Greaney	60.0%	141.0%	n/a	n/a	40.0%	60.0%	108.6%
Andrew LaFrence	60.0%	141.0%	n/a	n/a	40.0%	60.0%	108.6%
Charles Olson	30.0%	141.0%	30.0%	134.6%	40.0%	60.0%	106.7%
Bryan Phillips	60.0%	141.0%	n/a	n/a	40.0%	60.0%	108.6%

The actual incentive payouts were determined by multiplying the named executive officer’s eligible earnings by his target incentive opportunity, and then by the applicable overall achievement percentage. The following table summarizes the compensation earned by our NEOs under the plan:

Executive	Target Payout	Overall Achievement	Actual Payout	Actual Payout ($)
Gary Maharaj	60%	108.6%	65.2%	342,530
Thomas Greaney	40%	108.6%	43.4%	130,198
Andrew LaFrence	40%	108.6%	43.4%	123,218
Charles Olson	40%	106.7%	42.7%	127,144
Bryan Phillips	40%	108.6%	43.4%	141,875

Long-Term Incentive Compensation

Long-term incentive (“LTI”) compensation provides our executive officers with financial rewards based on the long-term performance of the Company. The Committee believes that this form of compensation promotes long-term retention and aligns the interests of our executive officers with those of our shareholders through stock ownership. Historically, our LTI compensation has consisted of equity awards, including stock options, restricted stock, and performance shares. The Committee selects the type of equity awards to be provided to our executive officers based on its assessment of the advantages provided by each award. The Committee also considers the forms and amounts of outstanding equity awards held by our NEOs, the financial accounting and tax treatment on our company, and the tax treatment to our NEOs, in determining the form and amount of equity compensation to award.

Special, one-time awards are used in limited circumstances, including, as may be necessary to attract, retain and motivate experienced and well-qualified executive officers. Following changes in our organizational structure that were implemented in September 2017, the Committee approved a special, one-time restricted share award to Mr. Olson to aid in the retention of his services. This award to Mr. Olson was valued at $150,000 and vests ratably over a three-year period beginning on the first anniversary of the grant date. No other special, one-time grants were made in fiscal 2017 to our NEOs.

Using the same analytical approach described for annual base salary and short-term incentives, the Independent Consultant identifies a competitive market range for long-term incentive target pay for the CEO and each NEO. Target LTI is expressed as a dollar value from which the underlying shares subject to the LTI award are determined based on the market price at the close of business on the grant date. While the Committee considered the data from the Peer Group as a market check when setting the target long-term incentive opportunity, it did not base its decision solely on such data. The target long-term incentive opportunity for our executives (other than the CEO) was the same reflecting our desire to encourage collaboration among our executive team and our view that each executive can contribute (directly or indirectly) to the achievement of our long-term objectives.

Fiscal 2017 LTI Compensation.

For fiscal 2017, long-term incentive compensation for our executive officers was provided in the form of stock options (constituting 40% of the target value), performance shares (constituting 40% of the target value), and restricted shares (constituting 20% of the target value).

Stock Options. Stock options provide value only when the price of our Company’s stock appreciates over the grant price. The number of shares subject to the stock option is determined by dividing the target value of the award by the grant date fair value estimated using the Black-Scholes valuation model. All stock option grants have an exercise price that is equal to the closing market price of our common stock on the date of grant, a seven-year term, and vest in equal increments of 25% per year beginning on the first anniversary of the date of grant.

Performance Shares. Performance shares are shares whose vesting is contingent upon the achievement of specified performance objectives over a three-year period. The target number of shares is determined by dividing the target value by the closing market price of our common stock on the date of grant. The number of shares that will actually vest, if any, ranges between 20% (at threshold) and 200% (at maximum) of the target number of shares based on the Company’s actual performance against the performance objectives. None of the performance shares will vest unless at least the threshold level of cumulative EBITDA is achieved.

The performance objectives under the 2017 PSP are based on the Board-approved strategic plan and include both financial objectives (weighted at 70%) and strategic objectives (weighted at 30%). The financial objectives are cumulative revenue and EBITDA over the three-year performance period. The strategic objectives are tied to the successful execution of our whole-product solutions strategy, including objectives associated with the TRANSCEND clinical trial and the development of new proprietary products. The Committee determined that these measures were appropriate because they are used by management and our Board to evaluate our performance, and are aligned with the goals disclosed to investors.

Following the end of the performance period, the achievement percentage associated with each of the performance objectives will be determined by interpolating actual performance within the performance range for each objective. These achievement percentages will then be summed to arrive at an overall achievement percentage. The actual number of shares that will vest will be determined by multiplying each executive’s target number of shares by the overall achievement percentage for the plan.

Restricted Shares. Restricted shares are shares that are subject to forfeiture if certain pre-defined restrictions are not met. Restricted shares granted to our NEOs vest ratably over a three-year period beginning on the first anniversary of the date of grant. The number of shares subject to the award is determined by dividing the target value by the closing market price of our common stock on the date of grant.

The table below shows the target values of each LTI component provided to our NEOs:

Executive	Stock Options ($)(1)	Performance Shares ($)(2)	Restricted Shares ($)(3)	Total Target LTI ($)
Gary Maharaj	340,000	340,000	170,000	850,000
Thomas Greaney	130,000	130,000	65,000	325,000
Andrew LaFrence	130,000	130,000	65,000	325,000
Charles Olson	130,000	130,000	65,000	325,000
Bryan Phillips	130,000	130,000	65,000	325,000

(1)	Represents the grant date fair value of stock options (as estimated using the Black-Scholes option pricing model) awarded to each executive officer.

(2)	Represents the grant date fair value of the performance shares (at target) awarded to each executive officer. The actual number of shares that may vest, if any, will be based on the Company’s achievement of certain performance objectives over a three-year performance period.

(3)	Represents the grant date fair value of the restricted shares (at target) awarded to each executive officer.

Fiscal Year 2015 – 2017 Performance Share Program Results. At its November 2017 meeting, the Committee reviewed and approved the results for the performance share program that began in fiscal 2015 and was completed at the end of fiscal 2017 (the “2015 PSP”). The performance objectives for this performance share program were specified as cumulative revenue and adjusted EBITDA over the three-year performance period. Our stock price increased 64.5% from a price of $18.84 at the beginning of fiscal 2015 to a price of $31.00 at the end of fiscal 2017. The table below shows the 2015 PSP performance objectives, results and calculated payout.

Performance Objectives	Weight	Threshold (20% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Performance (1)	Weighted Achievement (% of Target)
Revenue	50%	175.96	190.23	206.30	203.68	183.7%
EBITDA	50%	62.56	68.91	77.90	65.75	60.2%

				Overall Achievement:		122.0%

(1)	Reflects our cumulative financial results for the three-year period ended September 30, 2017. The EBITDA result was $23.9 million in fiscal 2015, $24.5 million in fiscal 2016, and $17.4 million in fiscal 2017. Information disclosing how to calculate EBITDA, a non-GAAP financial measure, from the Company’s audited consolidated financial statements for fiscal 2017 can be found below, including an adjustment to our fiscal 2017 EBITDA result. Our proxy statements related to the Company’s last two annual meetings of shareholders contains information on how to calculate the adjusted EBITDA results for fiscal 2015 and fiscal 2016. The adjusted revenue result was $61.1 million in fiscal 2015, $69.4 million in fiscal 2016, and $73.1 million in fiscal 2017. Where applicable, the cumulative financial results reflect the adjustments approved by the Committee for purposes of determining performance under our incentive programs, including the adjustments to our fiscal 2017 results (discussed below under “Adjustment for Significant Events”).

Adjustments for Significant Events

The Company’s performance-based compensation plans require that when special events (such as, significant one-time revenue events, charges for expenses, acquisitions, divestitures, capital gains, or other adjustments) significantly impact operating results, this impact will be reviewed and evaluated by the Committee when determining the level of achievement of the corporate performance objectives. Committee review is required if the impact represents an amount that is five percent or greater of the Company’s prior year results for the corporate performance objectives. This provision benefits shareholders by allowing management to make decisions of material strategic importance without undue concern for impact on compensation. These adjustments can have both a positive and negative impact on award payouts.

In accordance with these principles, for fiscal 2017, the Committee approved several adjustments to the Company’s results for purposes of determining performance under short- and long-term incentive programs. The following table provides detail on how to calculate certain non-GAAP amounts used in our incentive plans, and provides information on certain adjustments made in fiscal 2017 and provides a brief description of each adjustment:

Fiscal Year 2017 Adjustments to Financial Results

Performance under Incentive Programs

Financial Results (in millions)	Revenue

GAAP Revenue (1)	$ 73.1

Adjustments:

None

Revenue used for Incentive Plans	$ 73.1

EBITDA

EBITDA (2)	$ 10.2

Adjustments:

Amortization of acquisition-related intangible assets and associated tax impact.	2.4

Accretion expense (gain) related to contingent consideration liabilities.	(0.1)

Litigation-related expense.	0.4

Impairment of indefinite-lived intangible assets.	0.4

Variance to planned fiscal 2017 internal research development expense.	3.8

EBITDA used for Incentive Plans	$ 17.2

(1)	GAAP revenue, as reported.

(2)	Reflects the Company’s reported operating income of $7.1 million adjusted to include a total of $3.1 million in depreciation and non-acquisition related amortization expense recognized during fiscal 2017.

(3)	The data in the above chart has been intentionally rounded and, therefore, may not sum.

The fiscal 2017 EBITDA result used for the 2015 PSP was $17.4 million, which includes the adjustments noted above (1) excluding the $3.8 million adjustment relating to the variance to planned fiscal 2017 internal research and development expense, and (2) including a $4.0 million adjustment associated with SurVeil DCB clinical trial expense. The Committee determined that these adjustments were appropriate in light of the significant increases in investments to support the Company’s whole-product solutions strategy, including the Company’s decision in fiscal 2017 to fund the TRANSCEND clinical trial.

Clawback Policy

Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) directs the SEC to issue rules to require national securities exchanges and national securities associations to list only those companies that implement a policy requiring the mandatory recoupment of incentive compensation paid to current and former executive officers for the three-year period preceding a restatement of a listed company’s financial statements that would not have been paid under the restated financial statements. The SEC has not yet issued final rules to implement this aspect of the Act. Notwithstanding this fact, in December 2015, based upon the recommendation of the Committee, the Board approved a clawback policy regarding the recovery of incentive compensation from our executive officers (including our NEOs) in certain circumstances. Under the policy, the Company will require reimbursement or forfeiture of all or a portion of any incentive-based compensation (including cash- or equity-based compensation) awarded to an executive officer of the Company where the Committee has determined that all of the following factors are present: (a) the Company is required to prepare an accounting restatement to correct an error that is material to previously issued financial statements, (b) the incentive-based compensation was granted, vested or earned based wholly or in part on the achievement of certain financial reporting measures that were affected by the restatement and such grant, vesting or earning occurred during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the restatement, (c) the amount of incentive-based compensation granted to, vested in or earned by the executive officer was greater than the amount that otherwise would have been granted to, vested in or earned by the executive officer if determined based upon the restated financial results, and (d) fraud or intentional misconduct on the part of one or more current or former executive officers was a significant contributing factor to the restatement. In determining whether, in its discretion, there are appropriate circumstances to require such reimbursement, cancellation or recovery, the Committee can consider relevant facts and circumstances, including without limitation, the degree to which any particular executive officer was involved in the fraud or misconduct that contributed to the financial restatement, the extent to which any particular executive officer acted in the normal course of the executive officer’s duties and in good faith. Once final regulations are adopted by the SEC, the Committee intends to revise the clawback policy as necessary to comply with the regulations.

Change of Control Agreements

Compensation in a change of control situation is designed: (1) to protect the compensation already earned by executives and to ensure that they will be treated fairly in the event of a change of control; and (2) to help ensure the retention and dedicated attention of key executives critical to the ongoing operation of the Company. We believe shareholders will be best served if the interests of our executive officers are aligned with those of our shareholders. Consistent with these principles, we have provided each of our executive officers with change-of-control benefits so that our executive officers can focus on our business without the distraction of searching for new employment. None of the agreements providing these benefits require the Company to make excise tax gross-up payments upon a change of control. Moreover, the Committee has determined that it does not intend to enter into any agreements or arrangements that will require the Company to make excise tax gross-up payments to any person.

The Company has entered agreements with our NEOs providing each of them with certain benefits payable if the Company undergoes a change of control (as defined in the agreements). The term of these agreements extends until the twelve-month anniversary of the date on which a change of control occurs. Each agreement will automatically terminate and the executive will not be entitled to any of the compensation and benefits described in the agreement if, prior to a change of control occurring, the executive’s employment with the Company terminates for any reason or no reason, or if the executive no longer serves as an executive officer of the Company. No benefits are payable to an executive officer under the agreement unless both a change of control occurs, and the executive’s employment is terminated by the Company within 12 months after a change of control without cause, or by the executive for good reason. Absent a “change of control,” the agreements do not require the Company to retain the executives or to pay them any specified level of compensation or benefits. Our change of control agreements are discussed in more detail in the “Potential Payments Upon Termination or Change of Control” section of “Executive Compensation.”

Other Compensation

We provide our executive officers with the same benefits as our other full-time employees, including medical and insurance benefits and a 401(k) retirement plan.

Committee Consideration of the Company’s 2017 Shareholder Vote on Executive Compensation

When setting compensation, and in determining compensation policies, the Committee took into account the results of the shareholder advisory vote on executive compensation that took place in February 2017. In those votes, which were advisory and not binding, approximately 97% of our shareholders voting on this matter approved the compensation of our NEOs as disclosed in the proxy statement for the 2017 Annual Meeting of Shareholders. The Committee believes that our executive compensation program has been tailored to our company’s business strategies, aligns pay with performance and reflects many of the best practices regarding executive compensation. The Committee will continue to consider shareholder sentiments about our core principles and objectives when determining executive compensation.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K for the year ended September 30, 2017 with management. Based on the foregoing reviews and discussions, the Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in the proxy statement for the 2018 Annual Meeting of Shareholders to be held on February 21, 2018.

Members of the Organization and

Compensation Committee:

David R. Dantzker, M.D., Chair

José H. Bedoya

Ronald B. Kalich

EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

The following table shows the compensation awarded to, earned by or paid to our NEOs during the last three fiscal years. You should refer to Compensation Discussion and Analysis above to understand the elements used in setting the compensation for our NEOs.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Gary R. Maharaj	2017	525,675	510,000	340,000	342,530	4,363	1,722,568
President and Chief Executive Officer	2016	481,000	375,000	375,000	432,900	4,879	1,668,779
	2015	457,000	325,000	325,000	370,542	7,950	1,485,492

Thomas A. Greaney (6)	2017	289,108	195,000	130,000	130,198	28,911	773,218
Chief Operating Officer, Medical Devices

Andrew D. C. LaFrence	2017	283,650	195,000	130,000	123,218	6,065	737,933
Vice President, Finance and Information Systems, and Chief Financial Officer	2016 2015	274,050 270,000	137,500 112,500	137,500 112,500	164,430 145,947	6,065 6,103	719,545 647,050

Charles W. Olson	2017	297,900	345,000	130,000	127,144	3,185	903,228
Senior Vice President of Commercial and Business Development, Medical Devices	2016 2015	290,600 288,500	137,500 112,500	137,500 112,500	174,360 153,541	3,898 6,147	743,858 673,187

Bryan K. Phillips	2017	326,600	195,000	130,000	141,875	8,461	801,936
Senior Vice President, Legal and Human Resources, General Counsel & Secretary	2016 2015	302,975 294,200	137,500 112,500	137,500 112,500	181,785 159,028	8,768 7,753	768,528 685,981

(1)	Reflects base salary earned in each applicable period.

(2)	Reflects the aggregate grant date fair value of options, restricted stock and performance shares in accordance with Accounting Standards Codification Topic 718 (ASC 718), but excluding the effect of estimated forfeitures related to service-based vesting conditions. Because the grant dates cover the date on which the compensation was granted and not the performance period over which the compensation would be earned, the compensation is reflected in the fiscal year in which the award was approved rather than in the year to which the performance relates. The ultimate payout value may be significantly more or less than the amounts shown, and could be zero, depending on the Company’s performance against the relevant performance objectives (in the case of performance shares) and the price of our common stock at the end of the performance or restricted period or the expiration of stock options. For a description of the performance criteria applicable to the performance shares, see “Compensation Discussion and Analysis — Elements of Executive Compensation; Long-Term Incentive Compensation.”

(3)	Reflects the aggregate grant date fair value of restricted stock and performance shares awarded to each NEO under ASC 718. With respect to performance share awards, amounts represent achievement at the “target” level. The table below shows the aggregate grant date fair value of performance share awards based on both target and maximum levels of achievement, respectively.

Name	Fiscal Year	Value of Restricted Shares ($)	Value of Performance Shares at Target ($)	Value of Performance Shares at Maximum ($)
Gary R. Maharaj	2017 2016 2015	170,000 — —	340,000 375,000 325,000	680,000 750,000 650,000

Thomas A. Greaney	2017	65,000	130,000	260,000

Andrew D. C. LaFrence	2017 2016 2015	65,000 — —	130,000 137,500 112,500	260,000 275,000 225,000

Charles W. Olson	2017 2016 2015	215,000 — —	130,000 137,500 112,500	260,000 275,000 225,000

Bryan K. Phillips	2017 2016 2015	65,000 — —	130,000 137,500 112,500	260,000 275,000 225,000

(4)	Represents amounts earned under the annual cash incentive plan for each applicable fiscal year, which is discussed in detail in Compensation Discussion and Analysis above.

(5)	Represents matching contributions made by the Company under our 401(k) Plan and amounts received under other benefit plans generally available to all employees. In the case of Mr. Greaney, the amounts represent pension contributions under a pension plan available to the Company’s employees based in Ireland.

(6)	Amounts for Mr. Greaney in this table, and other executive compensation disclosure in this proxy statement, that were denominated, accrued, earned or paid in Euros have been converted to U.S. dollars using the average daily exchange rate from October 1, 2016 to September 30, 2017 of €1.00 to $1.106.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2017

The following table sets forth certain information concerning plan-based awards earned by or granted to each of our NEOs during fiscal 2017. You should refer to the sections of Compensation Discussion and Analysis above relating to the annual incentive plan and the long-term incentive program to understand how plan-based awards are determined.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Gary R. Maharaj		157,703	315,405	473,108	—	—	—	—	—	—	—
	11/30/16	—	—	—	2,839	14,196	28,392	—	—	—	340,000
	11/30/16	—	—	—	—	—	—	7,098	—	—	170,000
	11/30/16	—	—	—	—	—	—	—	44,795	23.95	340,000

Thomas A. Greaney		59,790	119,581	179,371	—	—	—	—	—	—	—
	11/30/16	—	—	—	1,085	5,427	10,854	—	—	—	130,000
	11/30/16	—	—	—	—	—	—	2,713	—	—	65,000
	11/30/16	—	—	—	—	—	—	—	17,127	23.95	130,000

Andrew D. C. LaFrence		56,730	113,460	170,190	—	—	—	—	—	—	—
	11/30/16	—	—	—	1,085	5,427	10,854	—	—	—	130,000
	11/30/16	—	—	—	—	—	—	2,713	—	—	65,000
	11/30/16	—	—	—	—	—	—	—	17,127	23.95	130,000

Charles W. Olson		59,580	119,160	178,740	—	—	—	—	—	—	—
	11/30/16	—	—	—	1,085	5,427	10,854	—	—	—	130,000
	11/30/16	—	—	—	—	—	—	2,713	—	—	65,000
	11/30/16	—	—	—	—	—	—	—	17,127	23.95	130,000
	09/26/17	—	—	—	—	—	—	4,862	—	—	150,000

Bryan K. Phillips		65,320	130,640	195,960	—	—	—	—	—	—	—
	11/30/16	—	—	—	1,085	5,427	10,854	—	—	—	130,000
	11/30/16	—	—	—	—	—	—	2,713	—	—	65,000
	11/30/16	—	—	—	—	—	—	—	17,127	23.95	130,000

(1)	Represents the potential cash payments under the Company’s annual incentive plan at threshold, target and maximum performance. Under the terms of our annual cash incentive plan, results below the threshold level of performance would receive no award. For a further discussion of these awards, see “Compensation Discussion and Analysis — Annual Cash Compensation — Cash Incentive Compensation.”

(2)	Represents the number of shares of common stock underlying the threshold, target and maximum payout of performance shares granted under the 2017 PSP. For a further discussion of these awards, see “Compensation Discussion and Analysis — Long-Term Incentive Compensation.”

(3)	Represents the number of restricted shares granted to each NEO as a component of such officers long-term incentive compensation. For Mr. Olson, the number of shares shown also reflects a special, one-time award granted in September 2017.

(4)	Represents the number of stock options granted to each NEO as a component of such officer’s long-term incentive compensation. The exercise price of the stock options is equal to the closing price of our common stock on the date of grant.

(5)	Represents the aggregate grant date fair value of performance shares (at target), restricted stock awards, and stock options in accordance with ASC 718.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

The table below reflects all outstanding equity awards made to each of the NEOs that were outstanding on September 30, 2017. The market or payout value of unearned shares, units or other rights that have not vested equals $31.00 per share, which was the closing price of the Company’s common stock as listed on The Nasdaq Global Select Market on September 30, 2017, the last day of our last fiscal year.

	Option Awards(1)					Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Award Grant Date	Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested
		Exercisable	Unexercisable				Number (#)	Market ($)	Number (#)	Market or Payout Value ($)

Gary R. Maharaj	12/12/12	38,325	—	20.37	12/12/19	12/02/14	—	—	3,703(2)	111,423
	11/18/13	27,325	9,109	22.58	11/18/20	12/17/15	—	—	2,839(3)	88,009
	12/02/14	20,621	20,622	21.03	12/02/21	11/30/16	—	—	—	—
	12/17/15	13,586	40,761	20.25	12/17/22	11/30/16	7,098	220,038	—	—
	11/30/16	—	44,779	23.95	11/30/23	—	—	—	—	—

Thomas A. Greaney	12/17/15	4,981	14,946	21.03	12/17/22	12/17/15	—	—	1,358(3)	42,098
	11/30/16	—	17,121	23.95	11/30/23	11/30/16	—	—	1,085(4)	33,635
	—	—	—	—	—	11/30/16	2,713	84,103	—	—

Andrew D. C. LaFrence	02/11/13	23,797	—	23.88	02/11/20	12/02/14	—	—	1,358(2)	42,098
	11/18/13	9,459	3,153	22.58	11/18/20	12/17/15	—	—	1,085(3)	33,635
	12/02/14	7,138	7,138	21.03	12/02/21	11/30/16	—	—	—	—
	12/17/15	4,981	14,946	20.25	12/17/22	11/30/16	2,713	84,103	—	—
	11/30/16	—	17,121	23.95	11/30/23	—	—	—	—	—

Charles W. Olson	11/30/11	21,469	—	12.40	11/30/18	12/02/14	—	—	1,358(2)	42,098
	12/12/12	13,266	—	20.37	12/12/19	12/17/15	—	—	1,085(3)	33,635
	11/18/13	9,459	3,153	22.58	11/18/20	11/30/16	—	—	—	—
	12/02/14	7,138	7,138	21.03	12/02/21	11/30/16	2,713	84,103	—	—
	12/17/15	4,981	14,946	20.25	12/17/22	09/26/17	4,862	150,722	—	—
	11/30/16	—	17,121	23.95	11/30/23	—	—	—	—	—

Bryan K. Phillips	11/30/11	5,368	—	12.40	11/30/18	12/02/14	—	—	1,358(2)	42,098
	12/12/12	13,266	—	20.37	12/12/19	12/17/15	—	—	1,085(3)	33,635
	11/18/13	9,459	3,153	22.58	11/18/20	11/30/16	—	—	—	—
	12/02/14	7,138	7,138	21.03	12/02/21	11/30/16	2,713	84,103	—	—
	12/17/15	4,981	14,946	20.25	12/17/22	—	—	—	—	—
	11/30/16	—	17,121	23.95	11/30/23	—	—	—	—	—

(1)	Stock option awards granted generally become exercisable in four equal increments beginning on the first anniversary of the date of grant.

(2)	Represents performance shares granted for the three-year performance period ending September 30, 2018. The performance objectives for this plan are specified levels of revenue and EBITDA over the three-year performance period. Because cumulative performance for the three-year performance period applicable to these performance shares has not yet surpassed the threshold level established for payout, the number of shares and payout value are reported at the threshold level.

(3)	Represents performance shares granted for the three-year performance period ending September 30, 2019. The performance objectives for this plan are specified levels of revenue and EBITDA over the three-year performance period. Because cumulative performance for the three-year performance period applicable to these performance shares has not yet surpassed the threshold level established for payout, the number of shares and payout value are reported at the threshold level.

2017 OPTION EXERCISES AND STOCK VESTED

The table below includes information related to options exercised by each of the NEOs and stock awards that vested during fiscal 2017. The table also includes the value realized for such options and stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Gary R. Maharaj	—	—	18,849	625,787
Thomas A. Greaney	—	—	—	—
Andrew D. C. LaFrence	—	—	6,524	216,597
Charles W. Olson	—	—	6,524	216,597
Bryan K. Phillips	—	—	6,524	216,597

(1)	Value realized on exercise is equal to the difference between the market price of the underlying shares at exercise and the exercise price of the options.

(2)	Value realized on vesting is equal to the market price of the underlying shares at vesting. Represents performance shares granted for the three-year performance period ended September 30, 2017, which shares vested on November 28, 2017.

Potential Payments Upon Termination or Change of Control

Arrangements with Mr. Maharaj. In connection with his hiring in December 2010, the Company entered into a Severance Agreement with Gary R. Maharaj, our President and Chief Executive Officer. Pursuant to the Severance Agreement, Mr. Maharaj will be eligible for certain severance benefits in the event that his employment is terminated by the Company without cause, or by him for good reason. In particular, in the event his employment is terminated without cause, Mr. Maharaj will receive (1) a severance payment equal to twelve months of his then-current annual base salary, and (2) continuation coverage of life, health or dental benefits for up to 18 months. Further, in the event that Mr. Maharaj’s employment is terminated by the Company without cause and he is unable to secure subsequent employment primarily because of his obligations under the Non-Competition, Invention, Non-Disclosure Agreement, the Company will extend his base salary severance payments (not to exceed 12 additional months) so long as he is able to demonstrate that he is diligently seeking alternate employment.

Additionally, pursuant to the Severance Agreement, Mr. Maharaj will be provided with severance benefits in the event his employment with the Company is terminated following a change of control of the Company. If, within twelve months following the occurrence of a change of control, Mr. Maharaj’s employment with the Company is terminated either by the Company without cause, or by him for good reason, then Mr. Maharaj will receive: (1) a severance payment equal to two and one-half times the average cash compensation paid to him during the three most recent taxable years, and (2) continuation coverage of life, health or dental benefits for up to 18 months. In addition, any unvested portions of Mr. Maharaj’s outstanding options will immediately vest and become exercisable, any remaining forfeiture provisions on his outstanding restricted stock awards will immediately lapse, and the target number of shares subject to his outstanding performance awards will immediately vest and become payable.

Arrangements with other Executives. In addition to the arrangements discussed above with respect to Mr. Maharaj, each of our other NEOs (with the exception of Mr. Greaney) has entered into Change of Control Agreements with the Company. The term of these agreements extends until the twelve-month anniversary of the date on which a change of control occurs. Each agreement will automatically terminate and the executive will not be entitled to any of the compensation and benefits described in the agreement if, prior to a change of control occurring, the executive’s employment with the Company terminates for any reason or no reason, or if the executive no longer serves as an executive officer of the Company. Each executive will be provided with severance benefits in the event his employment with the Company is terminated following a “change of control” (as defined in the agreements) of the Company. If, within twelve months following the occurrence of a change of control, the executive’s employment with the Company is terminated either by the Company without cause, or by him for “good reason” (as defined in the agreements), then the executive will receive: (1) a severance payment equal to two times the sum of the executive’s (i) base salary in effect as of the date of the change of control termination, and (ii) an amount equal to the target short-term incentive opportunity for the year in which the change of control termination occurs; and (2) continuation coverage of life, health or dental benefits for up to 18 months. In addition, any unvested portions of the executive’s outstanding options or stock appreciation rights will immediately vest and become exercisable; any remaining forfeiture provisions associated with his outstanding restricted stock awards will immediately lapse; and all shares or units subject to all outstanding performance share awards shall become immediately vested and payable at the applicable target performance objectives. None of the Change of Control Agreements includes provisions requiring the Company to make an excise tax gross up payment. If the severance benefits payable to an executive would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, such payment shall either be reduced so that it will not constitute an excess parachute payment, or paid in full, depending on which payment would result in the executive receiving the greatest after tax payment. In case of the latter, the executive would be liable for any excise tax owed.

Other than with respect to the arrangements described above, and as contained in the tables below, no executive officer has any contractual right to severance or other termination benefits.

The table below reflects estimated payments and benefits for our NEOs under the arrangements described above that would be due upon an involuntary termination, assuming a termination date of September 30, 2017.

Name	Severance Amounts ($)(1)	Welfare Benefits ($)(2)	Accelerated Vesting	Total ($)
Gary R. Maharaj	1,075,800	12,470	—	1,088,270
Thomas A. Greaney	—	—	—	—
Andrew D. C. LaFrence	—	—	—	—
Charles W. Olson	—	—	—	—
Bryan K. Phillips	—	—	—	—

(1)	Represents estimated severance benefits that would be paid following an involuntary termination. For Mr. Maharaj, this amount is equal to two times his base salary at the time of the assumed termination.

(2)	Represents the estimated value of the continuation of coverage under life, health, and dental benefit plans to be provided following an involuntary termination.

The table below reflects estimated payments and benefits for our NEOs under the arrangements described above that would be due following a change of control termination, assuming a termination date of September 30, 2017.

Name	Severance Amounts ($)(1)	Accelerated Vesting			Other Benefits ($)(5)	Estimated Tax Gross-Up ($)	Total ($)
		Performance Shares ($)(2)	Stock Options ($)(3)	Stock Awards ($)(4)
Gary R. Maharaj	2,045,140	1,014,134	1,036,172	220,038	12,164	—	4,327,648
Thomas A. Greaney	—	—	—	—	—	—	—
Andrew D. C. LaFrence	801,920	378,727	379,087	84,103	31,596	—	1,675,433
Charles W. Olson	840,280	378,727	379,087	84,103	29,919	—	1,712,116
Bryan K. Phillips	933,800	378,727	379,087	84,103	—	—	1,775,717

(1)	Represents estimated severance benefits that would be paid following an eligible termination occurring after a change of control. For Mr. Maharaj, this amount is equal to two and one-half times the average cash compensation (i.e., annual salary and cash incentive payments) paid to him during the three most recent taxable years prior to such termination. For all other executives, this amount is equal to two times the sum of the executive’s annual salary and the target annual cash incentive opportunity.

(2)	Represents the target value of outstanding and unvested performance share awards, except for the performance shares granted for the three-year performance period ended September 30, 2017, which payout value is based on actual performance through September 30, 2017.

(3)	Represents the market gain (intrinsic value) of unvested options as of September 30, 2017 at the closing price on that date of $31.00 per share.

(4)	Represents the value of unvested restricted stock awards as of September 30, 2017 at the closing price on that date of $31.00 per share.

(5)	Represents the estimated value of the continuation of coverage under life, health, and dental benefit plans for up to eighteen months.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than 10% of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge and based on written representations from our officers and directors, we believe that all reports required to be filed pursuant to Section 16(a) during the fiscal year ended September 30, 2017, were filed in a timely manner.

AUDIT COMMITTEE REPORT

The Board of Directors maintains an Audit Committee comprised of three of the Company’s outside directors, including the directors listed below who were the members of the committee at the end of the fiscal year ended September 30, 2017. In accordance with the written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors with fulfilling its oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1) reviewed and discussed the audited consolidated financial statements with management;

(2) discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 16, Communications with Audit Committees, as amended or supplemented; and

(3) received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017, as filed with the SEC.

Members of the Audit Committee:

Ronald B. Kalich, Chair

Susan E. Knight

Shawn T McCormick

Audit and Other Fees

Set forth below are the aggregate fees billed by Deloitte & Touche LLP, our independent registered public accounting firm, for each of our last two fiscal years:

	Fiscal year ended September 30
	2017	2016
Audit Fees (1)	$753,223	$780,621
Audit-Related Fees	–	–
Tax Fees	–	–
All Other Fees (2)	1,895	2,600

Total	$755,118	$783,221

(1)	Audit services consisted principally of services related to the audit of our consolidated financial statements included in our Annual Reports on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q.

(2)	All other fees for fiscal years 2017 and 2016 related to subscription fees for access to technical accounting materials.

The Company’s Audit Committee pre-approved all of the services described in each of the items above. In addition, the Audit Committee considered whether provision of the above non-audit services was compatible with maintaining Deloitte & Touche LLP’s independence and determined that such services did not adversely affect Deloitte & Touche LLP’s independence.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal #3)

The Audit Committee of the Board of Directors of the Company has appointed the firm of Deloitte & Touche LLP to serve as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2018, subject to ratification of this appointment by the shareholders of the Company. Deloitte & Touche LLP has acted as the Company’s independent registered public accounting firm since fiscal 2002. In the event that shareholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will re-evaluate their selection as the Company’s independent registered public accounting firm for fiscal 2018.

Representatives of Deloitte & Touche LLP are expected to be present at the virtual Annual Meeting, will be given an opportunity to make a statement regarding financial and accounting matters of the Company if they so desire, and will be available to respond to appropriate questions from the Company’s shareholders.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2018.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal #4)

The Company is presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse the compensation of our NEOs as described in this proxy statement by voting for or against the following resolution. This resolution is required pursuant to Section 14A of the Securities Exchange Act. While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

“RESOLVED, that the shareholders approve the compensation of the Company’s NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption ‘Executive Compensation and Other Information’ of this proxy statement.”

The Board believes that our fiscal 2017 executive compensation programs were tailored to our company’s business strategies, aligned pay with performance and reflect many of the best practices regarding executive compensation. Accordingly, the Board of Directors recommends that you vote FOR approval of the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “Executive Compensation and Other Information” of this proxy statement. Proxies will be voted FOR approval of the proposal unless otherwise specified.

The Board has decided that the Company will hold an advisory vote on the compensation of the Company’s NEOs (the “Say-on-Pay Vote”) annually until such time as our shareholders recommend a different frequency of the Say-on-Pay Vote when a frequency proposal is considered by our shareholders in an advisory vote, or until the Board determines that it is in the best interest of the Company to hold such vote with a different frequency.

SHAREHOLDER PROPOSALS

Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2019 annual meeting of shareholders must be received by the Company by September 6, 2018, to be considered for inclusion in the Company’s proxy statement and related materials for the 2019 annual meeting. Any other shareholder proposal intended to be presented at the 2019 annual meeting, but not included in the Company’s proxy statement and related materials, must be received by the Company on or before November 23, 2018.

ANNUAL REPORT

The notice regarding the availability of proxy materials will contain instructions as to how you can access our Annual Report to Shareholders, including our Annual Report on Form 10-K containing financial statements for the fiscal year ended September 30, 2017, over the internet. It will also tell you how to request, free of charge, a paper or e-mail copy of our Annual Report on Form 10-K.

EXHIBITS TO FORM 10-K

The Company will furnish to each person whose Proxy is being solicited, upon written request of any such person, a copy of any exhibit described in the exhibit list accompanying the Form 10-K, upon the payment, in advance, of reasonable fees related to the Company’s furnishing such exhibit(s). Requests for copies of such exhibit(s) should be directed to Mr. Bryan K. Phillips, Corporate Secretary, at the Company’s principal address.

OTHER BUSINESS

Neither management nor the Board knows of any matters to be presented at the Annual Meeting other than the matters described above. If any other matter properly comes before the Annual Meeting, the appointees named in the Proxies will vote the Proxies in accordance with their best judgment.

Your vote is very important no matter how many shares you own. You are urged to read this proxy statement carefully and, whether or not you plan to attend the Annual Meeting, to promptly submit a proxy by following the instructions for voting provided in the proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Susan E. Knight

Chair of the Board

Dated: January 4, 2018

Eden Prairie, Minnesota

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

SURMODICS, INC. 9924 WEST 74TH STREET EDEN PRAIRIE, MN 55344-3523	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/SRDX18

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E35272-Z71579	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SURMODICS, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR
the following:
1.	Election of Class I Directors		☐	☐	☐
Nominees

	01)	David R. Dantzker, M.D.
	02)	Lisa W. Heine
	03)	Gary R. Maharaj

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	Set the number of directors at seven (7);	☐	☐	☐

3.	Ratify the appointment of Deloitte & Touche LLP as SurModics’ independent registered public accounting firm for fiscal year 2018; and	☐	☐	☐

4.	Approve, in a non-binding advisory vote, the Company’s executive compensation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointly owned shares will be voted as directed unless another owner instructs to the contrary, in which case, the shares will not be voted. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement/10K is available at www.proxyvote.com.

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E35273-Z71579

SURMODICS, INC.

Annual Meeting of Shareholders

February 21, 2018 4:00 PM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Gary R. Maharaj and Andrew D.C. LaFrence, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of SURMODICS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 4:00 PM, CST on February 21, 2018 as a virtual meeting at www.virtualshareholdermeeting.com/SRDX18, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side